SUPPLEMENT TO PROSPECTUS                                                  [LOGO]
DATED OCTOBER 10, 1997
                              HOPFED BANCORP, INC.
                         (PROPOSED HOLDING COMPANY FOR
                       HOPKINSVILLE FEDERAL SAVINGS BANK)
                   UP TO 3,507,500 SHARES OF THE COMMON STOCK
                                $10.00 PER SHARE

     HopFed Bancorp, Inc. (the "Company") is offering up to 3,507,500 shares, subject to adjustment, of its common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of Hopkinsville Federal Savings Bank (the "Bank") from a federal mutual savings bank to a federal stock savings bank and the issuance of the Bank's capital stock to the Company pursuant to the Plan of Conversion (the "Plan") of the Bank. The conversion of the Bank, the acquisition of all the outstanding capital stock of the Bank by the Company and the issuance and sale of the Common Stock are collectively referred to herein as the "Conversion."

     The Company's Prospectus dated October 10, 1997 (the "Prospectus") initially offered 3,047,500 shares of the Common Stock, subject to adjustment, at an offering price of $10.00 per share in a subscription offering ("Subscription Offering") and a community offering ("Community Offering"). The amount of Common Stock offered in the Subscription and Community Offerings was based on an independent appraisal of the pro forma aggregate market value of the Common Stock to be issued in the Conversion. The initial Subscription and Community Offerings terminated on November 18, 1997, except as extended hereby. Subsequent to termination of the Subscription and Community Offerings, an updated appraisal was prepared in accordance with the Plan and federal regulations. Based upon the improvement in the condition of the general stock market, the results of the Subscription and Community Offerings, the Bank's September 30, 1997 results of operations and financial condition and current market pricing for thrift institutions, the updated appraisal reflects an increase in the pro forma aggregate market value of the Common Stock to be offered in the Conversion from a range of $22,525,000 to $30,475,000 (the "Estimated Valuation Range") to a range of $25,925,000 to $35,075,000 (the "Amended Valuation Range"). The Bank has received approval of such an increase
from the Office of Thrift Supervision ("OTS").   Accordingly, the Company and
the Bank have determined to offer up to 3,507,500 shares of Common Stock, subject to adjustment, at the original purchase price per share of $10.00 (the "Purchase Price") in a resolicitation of all subscribers in the Subscription and Community Offerings (the "Resolicitation").

                                                   (continued on following page)

                            ------------------------

FOR ANSWERS TO QUESTIONS REGARDING HOW TO INCREASE, DECREASE, CONTINUE OR CANCEL
    YOUR ORDER, PLEASE CALL THE STOCK INFORMATION CENTER AT (502) 881-4001.

PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW AND CONSIDER THE DISCUSSIONS UNDER "RISK FACTORS" IN THE PROSPECTUS AND "ADDITIONAL RISK FACTORS" IN THIS PROSPECTUS SUPPLEMENT.

                            ------------------------

THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR CORPORATION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


====================================================================================================================================
                                                                                                                   ESTIMATED NET
                                                  PURCHASE PRICE (1)      ESTIMATED FEES AND EXPENSES (2)           PROCEEDS (3)
------------------------------------------------------------------------------------------------------------------------------------


Per Share (4)..................................   $      10.00                     $      0.25                 $           9.75
------------------------------------------------------------------------------------------------------------------------------------

Total Minimum..................................   $ 25,925,000                     $   750,000                 $     25,175,000
------------------------------------------------------------------------------------------------------------------------------------

Total Midpoint.................................   $ 30,500,000                     $   750,000                 $     29,750,000
------------------------------------------------------------------------------------------------------------------------------------

Total Maximum..................................   $ 35,075,000                     $   750,000                 $     34,325,000
------------------------------------------------------------------------------------------------------------------------------------

Total Maximum, as adjusted (5).................   $ 40,336,250                     $   750,000                 $     39,586,250
===================================================================================================================================

                                                   (footnotes on following page)
INVESTMENT BANK SERVICES, INC.            FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

          The date of this Prospectus Supplement is December __, 1997

          In the Resolicitation, each subscriber in the Subscription and Community Offerings is being given the opportunity to increase, decrease, cancel or confirm his or her present order by returning a completed Supplemental Stock Order Form, accompanied by an additional payment or withdrawal authorization, if applicable, to any office of the Bank. The Resolicitation will terminate at 4:00 p.m., Local Time, on January __, 1998, unless extended with the approval of the OTS. ALL SUBSCRIBERS WHO DO NOT RETURN THEIR SUPPLEMENTAL STOCK ORDER FORMS TO THE BANK BEFORE THE EXPIRATION OF THE RESOLICITATION WILL HAVE THEIR ORDERS CANCELED AND ALL FUNDS PROMPTLY RETURNED WITH INTEREST.

          With the exception of the ESOP, which intends to purchase 8% of the total number of shares of the Common Stock issued in the Conversion, no Eligible Account Holder, Other Member, Supplemental Eligible Account Holder or Other Member nor person in the Community Offering may purchase more than $250,000 of the shares of the Common Stock issued in the Conversion. In addition, no person (together with associates and persons acting in concert therewith) may purchase in the aggregate more than $500,000 of the shares of the Common Stock issued in the Conversion. The maximum overall purchase limitation and the amount permitted to be subscribed for may be increased or decreased under certain circumstances in the sole discretion of the Company. The minimum purchase is 25 shares. See "Limitations on Purchases of Common Stock" herein and "The Conversion -- Limitations on Purchases of Shares" in the Prospectus.

          THE RESOLICITATION WILL EXPIRE AT 4:00 P.M., LOCAL TIME, ON JANUARY
__, 1998.   An executed Supplemental Stock Order Form, once received by the
Bank, may not be modified, amended or rescinded without the consent of the Bank. Subscriptions paid by check, cash or money order are being held in a separate account at the Bank established specifically for this purpose, and interest is being paid at the Bank's passbook rate from the date of receipt of payment until the Conversion is completed or terminated. In the case of payments to be made through withdrawal from deposit accounts at the Bank, all sums authorized for withdrawal will generally continue to earn interest at the contract rate until the date of the completion of the Conversion.

 --------------------------
(footnotes from preceding table)

(1) The estimated aggregate value of the Common Stock is based on an updated independent appraisal by National Capital Companies, LLC ("National Capital") as of November 18, 1997. See "Amended Valuation Range." Based on such appraisal, the Company has determined to offer up to 3,507,500 shares, subject to adjustment. The final aggregate value will be determined at the time of closing of the Conversion and is subject to change due to changing market conditions and other factors. If a change in the final valuation is required, an appropriate adjustment will be made in the number of shares being offered within a range of 2,592,500 shares at the minimum of the Amended Valuation Range to 3,507,500 shares at the maximum of the Amended Valuation Range and, with OTS approval, to 4,033,625 shares at approximately 15% above the maximum of the Amended Valuation Range.
(2) Includes estimated printing, postage, legal, accounting and miscellaneous expenses which will be incurred in connection with the Conversion. Also includes estimated fees, sales commissions and reimbursable expenses to be paid to the Agents of $225,000. The actual fees and expenses may vary from the estimates. See "Pro Forma Data" for the assumptions underlying these estimates. The Agents may each be deemed to be underwriters, and certain amounts to be paid to the Agents may be deemed to be underwriting compensation.
(3) Includes the ESOP's expected purchase of 8% of the shares sold in the Conversion with funds borrowed from the Company. Does not reflect a possible purchase after the Conversion by a management recognition plan of a number of shares equal to up to 4% of the shares to be issued in the Conversion with funds contributed by the Bank. See "Capitalization" and "Pro Forma Data."
(4) Based on the midpoint of the Amended Valuation Range. At the minimum, maximum and 15% above the maximum of the Amended Valuation Range, the estimated fees and expenses, including underwriting discounts and commissions, per share are expected to be $0.29, $0.21 and $0.19, respectively, and the estimated net proceeds per share are expected to be $9.71, $9.79 and $9.81, respectively.
(5) Gives effect to an increase in the number of shares of up to 15% above the maximum of the Amended Valuation Range which could occur without a resolicitation of subscribers or any right of cancellation and which would be due to an increase in the Amended Valuation Range to reflect changes in market and financial conditions. See "The Conversion -- Stock Pricing and Number of Shares to be Issued," in the Prospectus.

          THIS PROSPECTUS SUPPLEMENT SUPPLEMENTS AND AMENDS THE PROSPECTUS, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND SHOULD BE READ IN CONJUNCTION HEREWITH. ANY INFORMATION PRESENTED HEREIN SUPERSEDES ANY INFORMATION PRESENTED IN THE PROSPECTUS. EXCEPT AS SPECIFICALLY SET FORTH TO THE CONTRARY HEREIN, CAPITALIZED TERMS USED HEREIN SHALL HAVE THE SAME MEANINGS AS IN THE PROSPECTUS. SEE "EXTENSION OF TIME PERIOD TO COMPLETE THE CONVERSION" HEREIN FOR INFORMATION ON HOW A SUBSCRIBER MAY OBTAIN AN ADDITIONAL COPY OF THE PROSPECTUS.

THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS SUPPLEMENT ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.


                   RESULTS OF THE SPECIAL MEETING OF MEMBERS
                  AND THE SUBSCRIPTION AND COMMUNITY OFFERINGS

          At the Special Meeting of Members of the Bank held on November 19, 1997, 958,650 votes, or 59.2% of the 1,619,832 total votes eligible to be cast, were voted in favor of the Plan. Accordingly, the Plan was approved by more than the required majority of the total votes entitled to be cast at the Special Meeting, and no further vote is necessary to approve the Plan.

          The Bank originally offered 3,047,500 shares of Common Stock in the Subscription and Community Offerings. The Bank received orders in the Subscription and Community Offerings to purchase approximately 16,287,000 shares of Common Stock (excluding the ESOP). Eligible Account Holders subscribed for approximately 15,586,000 shares.


                            AMENDED VALUATION RANGE

          As required by applicable regulations, upon conclusion of the initial Subscription and Community Offerings, National Capital submitted an updated appraisal of the pro forma market value of the Common Stock to the Bank and the OTS. The updated appraisal of National Capital dated November 18, 1997 set forth an estimated Amended Valuation Range of the Common Stock to be sold in the Conversion of $25,925,000 at the minimum and $35,075,000 at the maximum, with a midpoint of $30,500,000, which constitutes a 15.1% increase from the midpoint of the Estimated Valuation Range established by the appraisal report dated August 29, 1997, which was set forth in the Prospectus. The increased valuation set forth in National Capital's updated appraisal was based on the improvement in the condition of the general stock market, the results of the Subscription and Community Offerings, the Bank's September 30, 1997 results of operations and financial condition and current market pricing for thrift institutions. In determining the reasonableness and adequacy of National Capital's updated appraisal, the Board of Directors reviewed with National Capital the methodology and the appropriateness of the assumptions used in the updated appraisal.
Copies of National Capital's appraisal report are available for inspection at the main office of the Bank and are otherwise publicly available. See "Additional Information" herein.

          Based on the Amended Valuation Range and the $10.00 per share Purchase Price, the number of shares being offered in the Conversion ranges from 2,592,500 shares to 3,507,500 shares. In the event the Company receives orders for Common Stock in excess of $35,075,000 million (the maximum of the Amended Valuation Range), the final valuation may be increased by National Capital to a maximum of $40,336,250 (the maximum of the Amended Valuation Range, as adjusted by 15%) and the Company may at that time accept orders for up to 4,033,625 shares of Common Stock without an additional resolicitation of subscribers or any right of cancellation.

          Subscribers should note that the change in the estimated pro forma market value has an impact on the pro forma data presented in this Prospectus Supplement when compared to the values presented in the Prospectus. Assuming consummation of the Conversion at the maximum of the Amended Valuation Range, pro forma net income per share and stockholders' equity per share at or for the nine months ended September 30, 1997 would be

$0.56 and $13.93, respectively, while the ratio of the offering price to pro forma net income per share would be 13.4x and the offering price as a percentage of pro forma stockholders' equity per share would be 71.8%. Assuming 4,033,625 shares of Common Stock are sold in the Conversion, based upon the maximum, as adjusted, of the Amended Valuation Range, the ratio of the offering price to pro forma net income per share would be 15.0x and the offering price as a percentage of pro forma stockholders' equity per share would be 75.4%. See "Additional Risk Factors -- Possible Adverse Effect of Amended Valuation Range."

          THE NUMBER OF SHARES ULTIMATELY SOLD IN THE CONVERSION WITHIN THE AMENDED VALUATION RANGE WILL DEPEND UPON MARKET DEMAND FOR THE COMMON STOCK AS WELL AS MARKET AND FINANCIAL CONDITIONS FOLLOWING THE CONCLUSION OF THE RESOLICITATION, AND WILL AFFECT THE PRICE TO BOOK VALUE RATIO, PRICE TO EARNINGS RATIO, STOCKHOLDERS' EQUITY PER SHARE AND NET INCOME PER SHARE OF THE COMMON STOCK. PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THE INCREASED VALUATION REFLECTED IN THE AMENDED VALUATION RANGE MAY RESULT IN LESS FAVORABLE AFTER-MARKET PRICE PERFORMANCE OF THE COMMON STOCK THAN MIGHT HAVE OCCURRED IF THE ESTIMATED VALUATION RANGE HAD NOT BEEN INCREASED. SEE "ADDITIONAL RISK FACTORS," "CAPITALIZATION" AND "PRO FORMA DATA" HEREIN.

          In view of the appraisal update, all persons who subscribed for shares of Common Stock are being offered in the Resolicitation the opportunity to (i) rescind their subscription, which will result in a return of all of their funds submitted, plus interest earned, or a cancellation of their withdrawal authorizations; (ii) continue their order for the same dollar amount of Common Stock originally subscribed for; (iii) decrease the total dollar amount of their subscription, which will result in an adjustment of the withdrawal authorization or a refund of the overpayment, plus interest earned; or (iv) subject to applicable purchase limitations, increase the total dollar amount of their subscription, which will require the submission of additional funds or an increase in the withdrawal authorization. IN ORDER TO CONFIRM YOUR ORDER FOR SHARES OF COMMON STOCK, YOU MUST COMPLETE AND RETURN THE ENCLOSED SUPPLEMENTAL STOCK ORDER FORM TO THE BANK, ACCOMPANIED, IF APPLICABLE, BY PAYMENT OR A WITHDRAWAL AUTHORIZATION, SO THAT IT IS RECEIVED NO LATER THAN 4:00 P.M., LOCAL TIME, ON JANUARY __, 1998. FAILURE TO RETURN A SUPPLEMENTAL STOCK ORDER FORM WILL RESULT IN YOUR ORDER BEING RESCINDED, A RETURN OF ALL YOUR FUNDS SUBMITTED, PLUS INTEREST EARNED, OR A CANCELLATION OF YOUR WITHDRAWAL AUTHORIZATION. As a result of the Resolicitation, the number of shares of Common Stock set forth under "Results of the Special Meeting of Members and the Subscription Offering" herein which were subscribed for may change.


                            ADDITIONAL RISK FACTORS

          Prospective investors should consider carefully the maters presented below and in the "Risk Factors" section of the Prospectus in addition to the other information contained herein and in the Prospectus.

          The discussion in this Prospectus Supplement contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein or in the documents incorporated by reference herein.

POSSIBLE ADVERSE EFFECT OF AMENDED VALUATION RANGE

          The increase in the number of shares offered pursuant to the updated appraisal and Amended Valuation Range will result in a decrease in pro forma stockholders' equity per share and pro forma net income per share and an increase in the ratio of the offering price to pro forma stockholders' equity per share and pro forma net income per share. Assuming consummation of the Conversion at the maximum of the Amended Valuation Range, pro forma net income per share and stockholders' equity per share at or for the year ended December 31, 1996 would be $0.25 and $13.38, respectively, compared to $0.26 and $14.09, respectively, at the maximum of the previous Estimated Valuation Range. At the maximum of the Amended Valuation Range and at December 31, 1996, the ratio of the offering price to pro forma stockholders' equity per share and pro forma net income per share would be 74.7% and 40.0x, respectively, compared to 71.0% and 38.5x, respectively, at the maximum of the previous Estimated Valuation Range. See "Pro Forma Data" herein and "Pro Forma Data" in the Prospectus.

          The increased valuation reflected in the Amended Valuation Range may have the effect of weakening the market demand for the Common Stock following the Conversion. There can be no assurance that the market price at which the shares of Common Stock trade following the Conversion will equal or exceed the Purchase Price of $10.00 per share. See "Amended Valuation Range" herein.

          The additional increase in equity resulting from the Amended Valuation Range also may further prevent the Company from maintaining a return on equity at the levels historically maintained by the Bank. See "Risk Factors -- Anticipated Low Return on Equity Following Conversion" in the Prospectus.

BASIS OF UPDATED APPRAISAL

          The updated appraisal of National Capital is based upon the improvement in the condition of the general stock market, the results of the Subscription and Community Offerings, the Bank's September 30, 1997 results of operations and financial condition and current market pricing for thrift institutions. Among other factors, acquisition activity for financial institutions has generally resulted in higher bank and thrift stock prices as investors speculate that industry consolidation will continue. No assurance can be given that such speculative activity and market pricing will continue or, if they continue, that they will have any significant effect on the market price of the Common Stock.


POTENTIAL COST OF STOCK BENEFIT PLANS

          The Company's adoption of the ESOP, the MRP and the Option Plan as part of the Conversion will generate significant compensation expenses after the Conversion that could depress the earnings of the Company for a number of years.

          It is anticipated that the ESOP will purchase 8% of the Common Stock sold in the Conversion with funds borrowed from the Company. The cost of acquiring the ESOP shares will be $2,074,000, $2,440,000, $2,806,000 and
$3,226,900 at the minimum, midpoint, maximum and 15% above the maximum of the Amended Valuation Range, respectively, compared to $1,802,000, $2,120,000, $2,438,000 and $2,803,700 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. Further, under American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans," an employer is required to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an ESOP. If shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 may increase compensation expense relating to the ESOP to be established in connection with the Conversion, as compared with prior accounting guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. For an example of the effect that SOP 93-6 may have on the Company's net income, see "Pro Forma Data" herein.

          In addition, following the Conversion, and subject to regulatory and stockholder approval, the Company intends to implement the MRP, under which employees and directors could be awarded (at no cost to them) an aggregate amount of the Common Stock equal to 4% of the shares issued in the Conversion. Assuming the sale in the Conversion of the minimum, midpoint, maximum and 15% above the maximum of the Amended Valuation Range, and assuming the shares of Common Stock to be awarded under the MRP have a cost equal to the Purchase Price of $10.00 per share, the reduction to stockholders' equity of funding the MRP would be $1,037,000, $1,220,000, $1,403,000 and $1,613,450, respectively, compared to $901,000, $1,060,000, $1,219,000 and $1,401,850, respectively, under the Estimated Valuation Range. Such amount would be in addition to the compensation expense that would be incurred by the Company as the shares of Common Stock awarded under the MRP vest to the recipients. For further information regarding the MRP, see "Management of the Bank -- Certain Benefit Plans and Agreements --Management Recognition Plan" in the Prospectus.

              EXTENSION OF TIME PERIOD TO COMPLETE THE CONVERSION

          OTS regulations provide that the sale of the Common Stock must be completed within 45 days following the termination of the subscription period, unless such period is extended by the OTS. As a result of the need to resolicit all persons who previously subscribed for shares of Common Stock in the Subscription and Community Offerings, the Resolicitation will terminate at 4:00 p.m., Local Time, on January __, 1998, unless extended by the Bank and the
Company, with approval of the OTS, if necessary.   Any Community Offering or
Syndicated Community Offering must be completed within 45 days after the close of the Resolicitation , unless extended by the Bank and the Company with the approval of the OTS, if necessary. As a result of the increase in the Estimated Valuation Range, all subscribers must confirm their orders for the dollar amount of shares subscribed for, and also have the right to increase, decrease or rescind their subscriptions. See "Amended Valuation Range." If the Subscription and Community Offerings are not completed by February __, 1998, either all funds received will be returned with interest and withdrawal authorizations canceled or, if the OTS has granted an extension of such period, all subscribers will again be given the opportunity to continue their orders for the dollar amount of shares subscribed for, or to increase, decrease or rescind their subscriptions at any time prior to 20 days before the end of the extension period. ANY SUBSCRIBER WHO REQUIRES AN ADDITIONAL COPY OF THE PROSPECTUS PREVIOUSLY PROVIDED BY THE COMPANY MAY OBTAIN ONE BY CONTACTING THE STOCK INFORMATION CENTER AT (502) 881-4001. SINCE THE RESOLICITATION ENDS ON JANUARY __, 1998, ANY SUBSCRIBER WHO DESIRES TO OBTAIN A COPY OF THE PROSPECTUS SHOULD REQUEST ONE PROMPTLY.


                            SUBSCRIPTION BY THE ESOP

          The Plan provides that the ESOP may subscribe for up to 8% of the Common Stock to be issued in the Conversion. Based on the Amended Valuation Range, the ESOP intends to purchase in the Conversion an amount of Common Stock equal to 8% of the total number of shares of Common Stock issued in the Conversion, or 207,400 shares and 280,600 shares of Common Stock at the minimum and maximum of the Amended Valuation Range, respectively (322,690 shares at the maximum, as adjusted).


                    LIMITATIONS ON PURCHASES OF COMMON STOCK

          Purchases of shares of Common Stock are subject to limitations as set forth in the Plan. All shares are offered to persons subscribing in the Subscription Offering, and shares are only offered to persons in the Community Offering and Syndicated Community Offering, if any, to the extent available after filling subscriptions in the Subscription Offering.

          Within the Subscription Offering, the maximum purchases by subscribers are limited under the Plan. Eligible Account Holders may only subscribe up to an amount equal to the greater (i) $250,000, (ii) one-tenth of one percent of the total offering of shares of Common Stock, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in the Bank in each case on the Eligibility Record Date (i.e., March 31, 1996). Supplemental Eligible Account Holders may only subscribe up to an amount equal to the greater of (i) $250,000, (ii) one-tenth of one percent of the total offering of shares of Common Stock, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in the Bank in each case on the Supplemental Eligibility Record Date (i.e., June 30, 1997). The Plan further provides that no person (together with associates and persons acting in concert therewith) may purchase in the aggregate more than $500,000 of the aggregate value of shares of Common Stock in the Conversion.

          The Plan provides for certain additional limitations to be placed upon the purchase of shares by eligible subscribers and others in the Conversion. Each subscriber must subscribe for a minimum of 25 shares. The ESOP may purchase up to an aggregate of 10% of the shares of Common Stock to be issued in the Conversion under OTS regulations but is only expected to purchase 8% of such shares. No person, including associates (as defined below) of and persons "acting in concert" (as defined below) with such person (other than the ESOP), may purchase in the Subscription or Community Offerings more than $500,000, or 50,000 shares, of the Common Stock. Shares purchased by the ESOP and attributable to a participant thereunder shall not be aggregated with shares purchased by such participant or any other purchaser of the Common Stock in the Conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 31% of the shares to be issued in the Conversion. For purposes of the Plan, the directors of the Company and the Bank are not deemed to be associates or a group "acting in concert" solely by reason of their Board membership.

          The term "acting in concert" is defined in the Plan to mean (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Company and the Bank may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies. The term "associate" of a person is defined in the Plan to mean: (i) any corporation or organization (other than the Bank, the Company, or a majority-owned subsidiary of the Bank or the Company) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director of the Bank or the Company or any of their subsidiaries. Directors are not treated as associates solely because of their Board membership. Relatives who are neither officers nor directors of the Bank or the Company and who do not reside in the same home are not deemed to be associates or a group acting in concert solely as a result of their relationships.

          Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Bank's members, purchase limitations may be increased or decreased at the sole discretion of the Company and the Bank at any time. If such amount is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority Subscription Rights. In the event that the purchase limitation is decreased after commencement of the Subscription and Community Offerings, the orders of any person who subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

          EACH PERSON PURCHASING COMMON STOCK IN THE CONVERSION SHALL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS UNDER THE PLAN OR OTHERWISE IMPOSED BY LAW, RULE OR REGULATION. IN THE EVENT THAT SUCH PURCHASE LIMITATIONS ARE VIOLATED BY ANY PERSON (INCLUDING ANY ASSOCIATE OR GROUP OF PERSONS AFFILIATED OR OTHERWISE ACTING IN CONCERT WITH SUCH PERSON), THE COMPANY SHALL HAVE THE

RIGHT TO PURCHASE FROM SUCH PERSON AT THE AGGREGATE OF THE PURCHASE PRICE ALL SHARES ACQUIRED BY SUCH PERSON IN EXCESS OF SUCH PURCHASE LIMITATIONS OR, IF SUCH EXCESS SHARES HAVE BEEN SOLD BY SUCH PERSON, TO RECEIVE THE DIFFERENCE BETWEEN THE AGGREGATE OF THE PURCHASE PRICE PAID FOR SUCH EXCESS SHARES AND THE PRICE AT WHICH SUCH EXCESS SHARES WERE SOLD BY SUCH PERSON. THIS RIGHT OF THE COMPANY TO PURCHASE SUCH EXCESS SHARES OR RECEIVE THE EXCESS PURCHASE PRICE SHALL BE ASSIGNABLE BY THE COMPANY. IN ADDITION, PERSONS WHO VIOLATE THE PURCHASE LIMITATIONS MAY BE SUBJECT TO SANCTIONS AND PENALTIES IMPOSED BY THE OTS.

          Stock purchased pursuant to the Conversion will be freely transferable, except for shares purchased by directors and officers of the Bank and the Company.

          In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

          Depending upon market conditions, the Boards of Directors of the Company and the Bank, with the approval of the OTS, may increase or decrease any of the above purchase limitations. In the event of such an increase or decrease, no further approval of members of the Bank would be required.


                                USE OF PROCEEDS

          The amount of proceeds from the sale of the Common Stock will depend upon the total number of shares actually sold in the Conversion and the actual expenses of the Conversion. As a result, the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. Based on the sale of $30,500,000 of the Common Stock at the midpoint of the Amended Valuation Range, the net proceeds from the sale of the Common Stock are estimated to be approximately $29,750,000. The Company has received regulatory approval from the OTS to purchase all of the capital stock of the Bank to be issued in the Conversion in exchange for at least 50% of the net proceeds. Based on the foregoing assumption and the purchase of 8% of the shares to be issued in the Conversion by the ESOP, the Bank would receive approximately $14,875,000 in cash, and the Company would retain approximately $12,435,000 in cash and $2,440,000 in the form of a note receivable from the ESOP. The ESOP note receivable will be for an eight-year term and carry a variable interest rate, which adjusts annually, equal to the prime rate as published in The Wall
                                                                      --------
Street Journal plus 1%.
--------------

          The proceeds retained by the Company, after funding the ESOP, initially will be invested in short-term and intermediate-term securities including cash and cash equivalents and U.S. government and agency obligations. Such proceeds will be available for a variety of corporate purposes, including funding the MRP, if implemented, future acquisitions and diversification of business, additional capital contributions, dividends to stockholders and future repurchases of the Common Stock to the extent permitted by applicable regulations. The Company currently has no specific plans, intentions, arrangements or understandings regarding acquisitions, capital contributions, or repurchases. Due to the limited nature of the Company's business activities, the Company believes that the net proceeds retained after the Conversion, earnings on such proceeds and payments on the ESOP note receivable will be adequate to meet the Company's financial needs until dividends are paid by the Bank. However, no assurance can be given that the Company will not have a need for additional funds in the future. For additional information, see "Regulation -- Depository Institution Regulation -- Dividend Restrictions" in the Prospectus.

          The proceeds contributed to the Bank will ultimately become part of the Bank's general corporate funds to be used for its business activities, including making loans and investments. Initially it is expected that the proceeds will be invested in short-term and intermediate-term securities including cash and cash equivalents and U.S. government and agency obligations. The additional capital will also provide the Bank with additional liquidity to improve the Bank's interest rate risk position and "cushion" the effect of a significant increase in interest rates. The Bank ultimately plans to use such proceeds primarily to originate loans in the ordinary course of business.

         Following the six-month anniversary of the completion of the Conversion (to the extent permitted by the OTS), and based upon then-existing facts and circumstances, the Company's Board of Directors may determine to repurchase shares of Common Stock, subject to any applicable statutory and regulatory requirements. Such facts and circumstances may include, but are not limited to:
(i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders. Any stock repurchases will be subject to the determination of the Company's Board of Directors that the Company and the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases. The payment of dividends or repurchasing of stock, however, would be prohibited if stockholders' equity would be reduced below the amount required for the liquidation account. See "Dividend Policy" and "The Conversion -- Certain Restrictions on Purchase or Transfer of Shares After the Conversion" in the Prospectus.

         Set forth below are the estimated investable net proceeds from the Conversion, assuming the sale of the Common Stock at the minimum, midpoint, maximum and maximum, as adjusted, of the Amended Valuation Range and assuming that the ESOP purchases 8% of the shares issued in the Conversion and the MRP purchases 4% of the shares issued in the Conversion.



                                             Minimum of             Midpoint of          Maximum of       Maximum, as adjusted,
                                          2,592,500 shares       3,050,000 shares   3,507,500 shares at    of 4,033,625 shares
                                        at $10.00 per share    at $10.00 per share    $10.00 per share     at $10.00 per share
                                        -------------------    -------------------    ----------------     -------------------
                                                                            (In thousands)
Gross offering proceeds...............       $  25,925              $  30,500            $  35,075              $  40,336
Estimated offering expenses...........            (750)                  (750)                (750)                  (750)
                                             ---------              ---------            ---------              ---------
  Estimated net offering proceeds.....          25,175                 29,750               34,325                 39,586
ESOP funded by the Company............          (2,074)                (2,440)              (2,806)                (3,227)
MRP...................................          (1,037)                (1,220)              (1,403)                (1,613)
                                             ---------              ---------            ---------              ---------
  Estimated investable net proceeds...       $  22,064              $  26,090            $  30,116              $  34,746
                                             =========              =========            =========              =========

                                 CAPITALIZATION

         The following table sets forth information regarding the historical capitalization, including deposits, of the Bank at September 30, 1997 and the pro forma capitalization of the Company giving effect to the sale of the Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Amended Valuation Range based upon the assumptions set forth under "Use of Proceeds" and below. For additional financial information regarding the Bank, see the Financial Statements and related Notes appearing elsewhere herein and in the Prospectus. Depending on market and financial conditions, the total number of shares to be issued in the Conversion may be significantly increased or decreased above or below the midpoint of the Amended Valuation Range. No resolicitation of subscribers and other purchasers will be made unless the aggregate purchase price of the Common Stock sold in the Conversion is below the minimum of the Amended Valuation Range or is above 15% above the maximum of the Amended Valuation Range. A CHANGE IN THE NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION MAY MATERIALLY AFFECT THE COMPANY'S PRO FORMA CAPITALIZATION. SEE "PRO FORMA DATA" HEREIN AND "THE CONVERSION -- STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED" IN THE PROSPECTUS.

                                                               Pro Forma Consolidated Capitalization of the Company
                                                                    at September 30, 1997 Based on the Sale of:
                                                ----------------------------------------------------------------------------------

                              Capitalization
                              of the Bank at
                               September 30,      2,592,500 shares     3,050,000 shares     3,507,500 shares     4,033,625 shares
                                    1997        at $10.00 per share  at $10.00 per share  at $10.00 per share  at $10.00 per share
                                    ---         -------------------  -------------------  -------------------  -------------------
                                                                        (Dollars in thousands)

Deposits(1)...................  $   180,749         $   180,749          $   180,749          $   180,749          $   180,749
FHLB advances.................           --                  --                   --                   --                   --
                                -----------         -----------          -----------          -----------          -----------
Total deposits and borrowed
 funds........................  $   180,749         $   180,749          $   180,749          $   180,749          $   180,749
                                ===========         ===========          ===========          ===========          ===========

Capital stock:
 Preferred stock, par value
  $.01 per share; authorized -
  500,000 shares; assumed
  outstanding - none..........           --                  --                   --                   --                   --

 Common Stock, par value
  $.01 per share; authorized -
  7,500,000 shares; shares to
  be outstanding - as shown
  (2)(3)......................           --                  26                   31                   35                   40

 Paid-in capital(2)(3)........           --              25,149               29,719               34,290               39,546
 Retained earnings(5).........       15,938              15,938               15,938               15,938               15,938
  Unrealized gain on
  securities available for
  sale........................        2,794               2,794                2,794                2,794                2,794

Common Stock acquired by
 ESOP(4)......................           --              (2,074)              (2,440)              (2,806)              (3,227)

Common Stock acquired by
 MRP(3).......................           --              (1,037)              (1,220)              (1,403)              (1,613)
                                -----------         -----------          -----------          -----------          -----------

Total stockholders' equity(6).  $    18,732         $    40,796          $    44,822          $    48,848          $    53,478
                                ===========         ===========          ===========          ===========          ===========

                                                   (Footnotes on following page)

-----------------
(1) Does not reflect withdrawals from savings accounts for the purchase of the Common Stock in the Conversion; any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.
(2) Does not reflect additional shares of Common Stock that possibly could be purchased by participants in the Option Plan, if implemented, under which directors, executive officers and other employees could be granted options to purchase an aggregate amount of the Common Stock equal to 10% of the shares issued in the Conversion (305,000 shares at the midpoint of the Estimated Valuation Range) at exercise prices equal to the market price of the Common Stock on the date of grant. Implementation of the Option Plan will require regulatory and stockholder approval. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Stock Option and Incentive Plan" and "Risk Factors -- Possible Dilutive Effect of MRP and Stock Options" in the Prospectus.
(3) Assumes a number of shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the MRP through open market purchases. The dollar amount of the Common Stock to be purchased by the MRP is based on the $10.00 per share Purchase Price in the Conversion, represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Conversion. As the Bank accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. Implementation of the MRP will require regulatory and stockholder approval. If the shares to fund the MRP are assumed to come from authorized but unissued shares purchased by the MRP from the Company at the Purchase Price within the year following the Conversion, at the minimum, midpoint, maximum and 15% above the maximum of the Amended Valuation Range, the number of outstanding shares would be 2,696,200 shares, 3,172,000 shares, 3,647,800 shares and 4,194,970 shares, respectively, and total stockholders' equity would be $41,834,000, $46,043,000, $50,252,000 and $55,092,000,
    respectively. If the MRP acquires authorized but unissued shares from the Company, stockholders' ownership in the Company would be diluted by approximately 3.85%. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Management Recognition Plan" and "Risk Factors -- Possible Dilutive Effect of MRP and Stock Options in the Prospectus and "Pro Forma Data" herein.
(4) Assumes 8% of the shares of Common Stock to be sold in the Conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from the Company out of net proceeds. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Bank or the Company expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. The approximate amount expected to be borrowed by the ESOP is not reflected in this table as borrowed funds but is reflected as a reduction of capital. As the Bank accrues compensation expense to reflect the allocation of such shares pursuant to the ESOP, the charge against capital will be reduced accordingly. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan" in the Prospectus.
(5) The retained earnings of the Bank are substantially restricted. All capital distributions by the Bank are subject to regulatory restrictions tied to its regulatory capital level. In addition, after the Conversion, the Bank will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account to be provided for the benefit of the Bank's Eligible Account Holders and Supplemental Eligible Account Holders at the time of the Conversion and adjusted downward thereafter. See "Regulation -- Depository Institution Regulation -- Dividend Restrictions" and "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank -- Liquidation Account" in the Prospectus.
(6) Pro forma stockholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Bank's assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors. See "Pro Forma Data" herein.

            HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

         The table below presents the Bank's historical and pro forma capital position relative to its various minimum statutory and regulatory capital requirements at September 30, 1997 at the minimum, midpoint, maximum and maximum, as adjusted, of the Amended Valuation Range. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization," "Pro Forma Data" and the financial statements and related notes appearing elsewhere herein. For a detailed description of the regulatory capital requirements applicable to the Bank, see "Regulation -- Regulation of the Bank -- Regulatory Capital Requirements" in the Prospectus.

                                                                           Pro Forma at September 30, 1997(1)
                                                                                  Assuming Issuance of:
                                                       -----------------------------------------------------------------------

                                  Historical at          2,592,500 shares         3,050,000 shares         3,507,500 shares
                               September 30, 1997      at $10.00 per share      at $10.00 per share      at $10.00 per share
                               ------------------      -------------------      -------------------      -------------------
                                         Percent of               Percent of               Percent of               Percent of
                              Amount     Assets (2)    Amount     Assets (2)    Amount     Assets (2)    Amount     Assets (2)
                              ------     ----------    ------     ----------    ------     ----------    ------     ----------
                                                                            (Dollars in thousands)
Capital and retained
  earnings under generally
  accepted accounting
  principles..............   $  18,732        9.27%   $  28,209       13.15%   $  29,948       13.81%   $  31,686       14.46%
                             =========   ==========   =========   ==========   =========   ==========   =========   ==========

Tangible capital..........   $  15,938        7.98%   $  25,415       12.00%   $  27,153       12.68%   $  28,892       13.35%
Tangible capital
  requirement.............       2,997        1.50%       3,177        1.50%       3,211        1.50%       3,246        1.50%
                             ---------   ----------   ---------   ----------   ---------   ----------   ---------   ----------
  Excess..................   $  12,941        6.48%   $  22,238       10.50%   $  23,942       11.18%   $  25,646       11.85%
                             =========   ==========   =========   ==========   =========   ==========   =========   ==========

Core capital..............   $  15,938        7.98%   $  25,415       12.00%   $  27,153       12.68%   $  28,892       13.35%
Core capital
  requirement(3)..........       5,994        3.00%       6,354        3.00%       6,423        3.00%       6,491        3.00%
                             ---------   ----------   ---------   ----------   ---------   ----------   ---------   ----------
  Excess..................   $   9,944        4.98%   $  19,061        9.00%   $  20,730        9.68%   $  22,401       10.35%
                             =========   ==========   =========   ==========   =========   ==========   =========   ==========

Risk-based capital........   $  16,170       21.95%   $  25,642       34.81%   $  27,381       37.17%   $  29,119       39.53%
Risk-based capital
  requirement..............      5,894        8.00%       5,894        8.00%       5,894        8.00%       5,894        8.00%
                             ---------   ----------   ---------   ----------   ---------   ----------   ---------   ----------
  Excess...................  $  10,276       13.95%   $  19,748       26.81%   $  21,487       29.17%   $  23,225       31.53%
                             =========   ==========   =========   ==========   =========   ==========   =========   ==========


                                4,033,625 shares
                              at $10.00 per share
                              -------------------
                                         Percent of
                              Amount     Assets (2)
                              ------     ----------
Capital and retained
  earnings under generally
  accepted accounting
  principles..............   $  33,685       15.19%
                             =========   ==========

Tangible capital..........   $  30,891       14.11%
Tangible capital
  requirement.............       3,285        1.50%
                             ---------   ----------
  Excess..................   $  27,606       12.61%
                             =========   ==========

Core capital..............   $  30,891       14.11%
Core capital
  requirement(3)..........       6,570        3.00%
                             ---------   ----------
  Excess..................   $  24,321       11.11%
                             =========   ==========

Risk-based capital........   $  31,118       42.24%
Risk-based capital
  requirement..............      5,894        8.00%
                             ---------   ----------
  Excess...................  $  25,224       34.24%
                             =========   ==========

----------------
(1) Assumes that the Company will purchase all of the capital stock of the Bank to be issued upon Conversion in exchange for at least 50% of the net Conversion proceeds. Also assumes net proceeds distributed to the Bank are initially invested in short term U.S. government securities. Further assumes that 8% of the Common Stock to be sold in the Conversion is acquired by the ESOP, and that the funds used to acquire such shares are borrowed from the Company. In accordance with generally accepted accounting principles, the amount of the Common Stock to be purchased by the ESOP represents unearned compensation and is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the Common Stock purchased by the ESOP, the Bank expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. As the Bank makes contributions to the ESOP for simultaneous payment in an equal amount on the ESOP debt, there will be a corresponding reduction in the charge against capital. See "Management of the Bank --Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan" in the Prospectus. Also assumes that the MRP will purchase in the open market Common Stock in an amount equal to 4% of the Common Stock issued in the Conversion. The implementation of the MRP is subject to regulatory and stockholder approvals. For purposes of this table, the dollar amount of the Common Stock to be purchased by the MRP is assumed to be equal to the $10.00 price per share being offered in the Conversion. Such price may increase or decrease between the date of consummation of the Conversion and the date that, following receipt of regulatory and stockholder approvals, the shares are actually purchased by the MRP. The purchase of shares of Common Stock by the MRP following receipt of such approvals may be from authorized but unissued shares of Common Stock or in the open market. In accordance with generally accepted accounting principles, the amount of the Common Stock to be purchased by the MRP represents unearned compensation and is reflected in this table as a reduction of capital. As the Bank accrues compensation expense over the five year period following such purchase in accordance with generally accepted accounting principles to reflect the vesting of such shares of Common Stock pursuant to the MRP, there will be a corresponding reduction in the charge against capital. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Management Recognition Plan" in the Prospectus.
(2) Based on the Bank's adjusted total assets for the purpose of the tangible and core capital requirements and risk-weighted assets for the purpose of
    the risk-based capital requirement.   See "Regulation -- Regulation of the
    Bank -- Regulatory Capital" in the Prospectus.
(3) Does not reflect potential increases in the Bank's core capital requirement to between 4% and 5% of adjusted total assets in the event the OTS amends its capital requirements to conform to the more stringent leverage ratio adopted by the Office of the Comptroller of the Currency for national banks as described in "Regulation" in the Prospectus.

                                 PRO FORMA DATA

         The following table sets forth the actual and, after giving effect to the Conversion for the periods and at the dates indicated, pro forma consolidated income, stockholders' equity and other data of the Bank prior to the Conversion and of the Company following the Conversion. Unaudited pro forma consolidated income and related data have been calculated for the nine months ended September 30, 1997 and the year ended December 31, 1996 as if the Common Stock had been sold at the beginning of such periods, and the estimated net proceeds had been invested at 5.18% and 5.22% at the beginning of the respective periods. The foregoing yields represent the average one-year Treasury bill rate during such periods. The pro forma after-tax yields for the Company and the Bank are assumed to be 3.42% and 3.45% for the nine months ended September 30, 1997 and for the year ended December 31, 1996, respectively, based on the effective tax rate of 34% in each of the respective periods. Unaudited pro forma consolidated stockholders' equity and related data have been calculated as if the Common Stock had been sold and was outstanding at the end of the periods, without any adjustment of historical or pro forma equity to reflect assumed earnings on estimated net proceeds. Per share amounts have been computed as if the Common Stock had been outstanding at the beginning of the period or at the dates shown, but without any adjustment of historical or pro forma stockholders' equity to reflect the earnings on estimated net proceeds. The pro forma data set forth below do not reflect withdrawals from deposit accounts to purchase shares or increases in capital and, in the case of newly issued shares, outstanding Common Stock upon the exercise of options by participants in the Option Plan, under which an aggregate amount of the Common Stock equal to 10% of the shares issued in the Conversion (305,000 shares at the midpoint of the Amended Valuation Range) are expected to be reserved for issuance to directors, executive officers and employees upon the exercise of stock options at exercise prices equal to the market price of the Common Stock on the date of grant. See "Management of the Bank -- Certain Benefit Plans and Agreements" in the Prospectus.

         The estimated net proceeds to the Company, as set forth in the following tables, assume the sale of the Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Amended Valuation Range. The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds set forth on the following tables are estimated based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold in the Conversion as follows: (a) 8% will be sold to the ESOP and (b) the remaining shares will be sold to others in the Subscription Offering; and (ii) total Conversion expenses will be approximately $750,000. The foregoing assumptions regarding estimated purchases in the Subscription and Community Offerings are based on reasonable market assumptions, market conditions, consultations between the Bank and the Agents and planned purchases by the ESOP. Actual expenses may vary from those estimated.

         The stockholders' equity and related data presented herein are not intended to represent the fair market value of the Common Stock, the current value of assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. For additional information regarding the liquidation account, see "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank -- Liquidation Account" in the Prospectus. The pro forma income and related data derived from the assumptions set forth above should not be considered indicative of the actual results of operations of the Bank and the Company for any period. Such pro forma data may be materially affected by a change in the number of shares to be issued in the Conversion and other factors. See "The Conversion -- Stock Pricing and Number of Shares to be Issued" in the Prospectus.

                                                                 At or for the Nine Months Ended September 30, 1997
                                               ------------------------------------------------------------------------------------
                                                2,592,500 shares at  3,050,000 shares at  3,507,500 shares at  4,033,625 shares at
                                                  $10.00 per share     $10.00 per share     $10.00 per share     $10.00 per share
                                                  ----------------     ----------------     ----------------     ----------------
                                                                 (Dollars in thousands, except per share amounts)

Gross offering proceeds.........................    $   25,925           $   30,500           $   35,075            $   40,336
Estimated offering expenses.....................          (750)                (750)                (750)                 (750)
                                                    ----------           ----------           ----------            ----------
Estimated net proceeds..........................        25,175               29,750               34,325                39,586
ESOP funded by the Company......................        (2,074)              (2,440)              (2,806)               (3,227)
MRP.............................................        (1,037)              (1,220)              (1,403)               (1,613)
                                                    ----------           ----------           ----------            ----------
Estimated investable net proceeds...............    $   22,064           $   26,090           $   30,116            $   34,746
                                                    ==========           ==========           ==========            ==========

Net income:
 Historical net income..........................    $    1,347           $    1,347           $    1,347            $    1,347
 Pro forma income on investable net proceeds....           566                  669                  772                   891
 Pro forma ESOP adjustment (1)..................          (128)                (151)                (174)                 (200)
 Pro forma MRP adjustment (2)...................          (103)                (121)                (138)                 (160)
                                                    ----------           ----------           ----------            ----------
  Pro forma net income..........................    $    1,682           $    1,744           $    1,807            $    1,878
                                                    ==========           ==========           ==========            ==========

Net income per share:
 Historical net income..........................    $     0.56           $     0.48           $     0.42            $     0.36
 Pro forma income on investable net proceeds....          0.23                 0.23                 0.23                  0.23
 Pro forma ESOP adjustment (1)..................         (0.05)               (0.05)               (0.05)                (0.05)
 Pro forma MRP adjustment (2)...................         (0.04)               (0.04)               (0.04)                (0.04)
                                                    ----------           ----------           ----------            ----------
  Pro forma net income per share................    $     0.70           $     0.62           $     0.56            $     0.50
                                                    ==========           ==========           ==========            ==========

Weighted average number of shares outstanding
 for earnings per share calculations............     2,404,544            2,828,875            3,253,206             3,741,187

Stockholders' equity: (3)
Historical......................................    $   18,732           $   18,732           $   18,732            $   18,732
Estimated net proceeds..........................        25,175               29,750               34,325                39,586
Common Stock acquired by ESOP (1)...............        (2,074)              (2,440)              (2,806)               (3,227)
Common Stock acquired by MRP (2)................        (1,037)              (1,220)              (1,403)               (1,613)
                                                    ----------           ----------           ----------            ----------
Pro forma stockholders' equity..................    $   40,796           $   44,822           $   48,848            $   53,478
                                                    ==========           ==========           ==========            ==========

Stockholders' equity per share: (3)
 Historical.....................................    $     7.23           $     6.14           $     5.34            $     4.65
 Estimated net proceeds.........................          9.71                 9.76                 9.79                  9.81
   Common Stock acquired by ESOP (1)............         (0.80)               (0.80)               (0.80)                (0.80)
 Common Stock acquired by MRP (2)...............         (0.40)               (0.40)               (0.40)                (0.40)
                                                    ----------           ----------           ----------            ----------
 Pro forma stockholders' equity per share.......    $    15.74           $    14.70           $    13.93            $    13.26
                                                    ==========           ==========           ==========            ==========

Weighted average number of shares outstanding
 for stockholders' equity per share
 calculations (4)...............................     2,592,500            3,050,000            3,507,500             4,033,625

Offering price as a percentage of pro forma
   stockholders' equity per share (5)...........          63.5%                68.0%                71.8%                 75.4%
                                                    ==========           ==========           ==========            ==========

Ratio of offering price to pro forma annualized           10.7x                12.1x                13.4x                 15.0x
 net income per share...........................    ==========           ==========           ==========            ==========

                                                   (Footnotes on following page)

-----------
(1) Assumes 8% of the shares to be sold in the Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Bank expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with an eight -year term. Because the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. For purposes of this table the Purchase Price of $10.00 was utilized to calculate the ESOP expense. The Bank intends to record compensation expense related to the ESOP in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 93-6. As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also changes the earnings per share computations for leveraged ESOPs to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that 9.38% of the ESOP shares purchased in the Conversion were committed to be released at September 30, 1997. If it is assumed that 100% of the ESOP shares were committed to be released at September 30, 1997, the application of SOP 93-6 would result in net income per share of $0.65, $0.57, $0.52 and $0.47 respectively, and a ratio of offering price to pro forma annualized net income per share of 11.5 times,
    13.2 times, 14.4 times and 16.0 times, respectively, based on the sale of shares at the minimum, midpoint, maximum and 15% above the maximum of the Amended Valuation Range. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan" in the Prospectus.
(2) Assumes a number of shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the MRP in the open market in the year following the Conversion. The dollar amount of the Common Stock to be purchased by the MRP is based on the Purchase Price of $10.00 in the Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Conversion. As the Bank accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. MRP adjustment is based on MRP expenses for the first year following the Conversion calculated in accordance with generally accepted accounting principles. MRP expenses are expected to be lower in subsequent years. Implementation of the MRP would require stockholder approval at a meeting of the Company's stockholders to be held within one year but no earlier than six months after the Conversion. For purposes of this table, it is assumed that the MRP will be adopted by the Bank's Board of Directors and approved by the Company's stockholders, and that the MRP will purchase the shares of Common Stock in the open market within the year following the Conversion. If the shares to be purchased by the MRP are assumed to be newly issued shares purchased from the Company by the MRP at the Purchase Price, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, the offering price as a percentage of pro forma stockholders' equity per share would be 64.5%, 68.9%, 72.6% and 76.1%, respectively, and pro forma net income per share would be $0.67, $0.59, $0.53 and $0.48, respectively. As a result of the MRP, stockholders' interests will be diluted by approximately 3.85%. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Management Recognition Plan" and "Risk Factors -- Possible Dilutive Effect of MRP and Stock Options" in the Prospectus.
(3) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the Company over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the Conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Bank's assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors.
(4) Assumes that all shares of Common Stock held by the ESOP were committed to be released.
(5) It is expected that following the consummation of the Conversion the Company will adopt the Option Plan, which would be subject to stockholder approval, and that such plan would be considered and voted upon at a meeting of the Company's stockholders to be held within one year but no earlier than six months after the Conversion. Upon adoption of the Option Plan, employees and directors could be granted options to purchase an aggregate amount of the Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. In the event the shares issued under the Option Plan consist of newly issued shares of Common Stock and all options available for award under the Option Plan were awarded, the interests of existing stockholders would be diluted. At the minimum, midpoint, maximum and 15% above the maximum of the Amended Valuation Range, if all shares under the Option Plan were newly issued and the exercise price for the option shares were equal to the Purchase Price in the Conversion, net income per share would be $0.63, $0.56, $0.50 and $0.45, respectively, and the stockholders' equity per share would be $15.21, $14.27, $13.57 and $12.96, respectively. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Stock Option Plan" in the Prospectus.


                                                                    At or for the Year Ended December 31, 1996
                                               ------------------------------------------------------------------------------------
                                                2,592,500 shares at  3,050,000 shares at  3,507,500 shares at  4,033,625 shares at
                                                  $10.00 per share     $10.00 per share     $10.00 per share     $10.00 per share
                                                  ----------------     ----------------     ----------------     ----------------
                                                                 (Dollars in thousands, except per share amounts)
Gross offering proceeds.........................    $   25,925           $   30,500           $   35,075            $   40,336
Estimated offering expenses.....................          (750)                (750)                (750)                 (750)
                                                    ----------           ----------           ----------            ----------
Estimated net proceeds..........................        25,175               29,750               34,325                39,586
ESOP funded by the Company......................        (2,074)              (2,440)              (2,806)               (3,227)
MRP.............................................        (1,037)              (1,220)              (1,403)               (1,613)
                                                    ----------           ----------           ----------            ----------
Estimated investable net proceeds...............    $   22,064           $   26,090           $   30,116            $   34,746
                                                    ==========           ==========           ==========            ==========

Net income:
 Historical net income (1)......................    $      195           $      195           $      195            $      195
 Pro forma income on investable net
  proceeds......................................           760                  898                1,037                 1,196
 Pro forma ESOP adjustment (2)..................          (171)                (201)                (232)                 (266)
 Pro forma MRP adjustment (3)...................          (137)                (161)                (185)                 (213)
                                                    ----------           ----------           ----------            ----------
  Pro forma net income..........................    $      647           $      731           $      815            $      912
                                                    ==========           ==========           ==========            ==========

Net income per share:
 Historical net income (1)......................    $     0.08           $     0.07                 0.06            $     0.05
 Pro forma income on investable net
  proceeds......................................          0.32                 0.32                 0.32                  0.32
 Pro forma ESOP adjustment (2)..................         (0.07)               (0.07)               (0.07)                (0.07)
 Pro forma MRP adjustment (3)...................         (0.06)               (0.06)               (0.06)                (0.06)
                                                    ----------           ----------           ----------            ----------
  Pro forma net income per share................    $     0.27           $     0.26           $     0.25            $     0.24
                                                    ==========           ==========           ==========            ==========

Weighted average number of shares outstanding
 for earnings per share calculations............     2,411,025            2,836,500            3,261,975             3,751,271

Stockholders' equity: (4)
 Historical.....................................    $   16,824           $   16,824           $   16,824            $   16,824
 Estimated net proceeds.........................        25,175               29,750               34,325                39,586
 Common Stock acquired by ESOP (2)..............        (2,074)              (2,440)              (2,806)               (3,227)
 Common Stock acquired by MRP (3)...............        (1,037)              (1,220)              (1,403)               (1,613)
                                                    ----------           ----------           ----------            ----------
 Pro forma stockholders' equity.................    $   38,888           $   42,914           $   46,940            $   51,570
                                                    ==========           ==========           ==========            ==========

Stockholders' equity per share: (4)
 Historical.....................................    $     6.49           $     5.52           $     4.80                  4.17
 Estimated net proceeds.........................          9.71                 9.75                 9.78                  9.81
 Common Stock acquired by ESOP (2)..............         (0.80)               (0.80)               (0.80)                (0.80)
 Common Stock acquired by MRP (3)...............         (0.40)               (0.40)               (0.40)                (0.40)
                                                    ----------           ----------           ----------            ----------
 Pro forma stockholders' equity per share.......    $    15.00           $    14.07           $    13.38            $    12.78
                                                    ==========           ==========           ==========            ==========

Weighted average number of shares outstanding
 for stockholders' equity per share
 calculations (5)...............................     2,592,500            3,050,000            3,507,500             4,033,625

Offering price as a percentage of pro forma
   stockholders' equity per share (6)...........          66.7%                71.1%                74.7%                 78.2%
                                                    ==========           ==========           ==========            ==========

Ratio of offering price to pro forma net income
 per share......................................          37.0x                38.5x                40.0x                 41.7x
                                                    ==========           ==========           ==========            ==========

                                                   (Footnotes on following page)

---------
(1) Historical net income and historical net income per share include an after-tax charge of $812,000 taken during the year ended December 31, 1996 representing a one-time special assessment of 65.7 basis points on the Bank's deposits held as of March 31, 1995 pursuant to legislation enacted to recapitalize the SAIF. If the one-time special assessment had been excluded, at the minimum, midpoint, maximum and 15% above the maximum of the Amended Valuation Range, pro forma net income per share would have been $0.60, $0.54, $0.50 and $0.46, respectively. See Note 13 of Notes to Financial Statements in the Prospectus. At the midpoint of the Estimated Valuation Range, and excluding the effect of the one-time SAIF assessment, the Company's offering price as a percentage of pro forma stockholders' equity would have been 69.8%, and its pro forma ratio of offering price to pro forma net income per share would have been 18.5 times.
(2) Assumes 8% of the shares to be sold in the Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Bank expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with an eight-year term. Because the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. For purposes of this table the Purchase Price of $10.00 was utilized to calculate the ESOP expense. The Bank intends to record compensation expense related to the ESOP in accordance with SOP No. 93-6. As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also changes the earnings per share computations for leveraged ESOPs to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that 12.5% of the ESOP shares purchased in the Conversion were committed to be released at December 31, 1996. If it is assumed that 100% of the ESOP shares were committed to be released at December 31, 1996, the application of SOP 93-6 would result in net income per share of $0.25, $0.24, $0.23 and $0.22, respectively, and a ratio of offering price to pro forma net income per share of 40.0 times, 41.7 times,
    43.5 times and 45.5 times, respectively, based on the sale of shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan" in the Prospectus.
(3) Assumes a number of shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the MRP in the open market in the year following the Conversion. The dollar amount of the Common Stock to be purchased by the MRP is based on the Purchase Price in the Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Conversion. As the Bank accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. MRP adjustment is based on MRP expenses for the first year following the Conversion calculated in accordance with generally accepted accounting principles. MRP expenses are expected to be lower in subsequent years. Implementation of the MRP would require stockholder approval at a meeting of the Company's stockholders to be held within one year but no earlier than six months after the Conversion. For purposes of this table, it is assumed that the MRP will be adopted by the Bank's Board of Directors and approved by the Company's stockholders, and that the MRP will purchase the shares of Common Stock in the open market within the year following the Conversion. If the shares to be purchased by the MRP are assumed to be newly issued shares purchased from the Company by the MRP at the Purchase Price, at the minimum, midpoint, maximum and 15% above the maximum of the Amended Valuation Range, the offering price as a percentage of pro forma stockholders' equity per share would be 67.5%, 71.9%, 75.5% and 78.9%, respectively, and pro forma net income per share would be $0.26, $0.25 and $0.24, and $0.23, respectively. As a result of the MRP, stockholders' interests will be diluted by approximately 3.85%. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Management Recognition Plan" and "Risk Factors -- Possible Dilutive Effect of MRP and Stock Options" in the Prospectus.
(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the Company over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the Conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Bank's assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors.
(5) Assumes that all shares of Common Stock held by the ESOP were committed to be released.
(6) It is expected that following the consummation of the Conversion the Company will adopt the Option Plan, which would be subject to stockholder approval, and that such plan would be considered and voted upon at a meeting of the Company's stockholders to be held within one year but no earlier than six months after the Conversion. Upon adoption of the Option Plan, employees and directors could be granted options to purchase an aggregate amount of the Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. In the event the shares issued under the Option Plan consist of newly issued shares of Common Stock and all options available for award under the Option Plan were awarded, the interests of existing stockholders would be diluted. At the minimum, midpoint, maximum and 15% above the maximum of the Amended Valuation Range, if all shares under the Option Plan were newly issued and the exercise price for the option shares were equal to the Purchase Price in the Conversion, net income per share would be $0.24, 0.23, $0.22 and $0.21 respectively, and the stockholders' equity per share would be $14.55, $13.70, $13.08 and $12.53, respectively. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Stock Option Plan" in the Prospectus.

                         PROPOSED MANAGEMENT PURCHASES

          The following table sets forth information, based on orders received in the Subscription and Community Offerings, regarding the approximate number of shares of Common Stock intended to be purchased by each of the directors and officers of the Bank and by all directors and executive officers as a group, including their associates. For purposes of the following table, it has been assumed that 3,050,000 shares of Common Stock (i.e., the midpoint of the Amended Valuation Range) will be sold at $10.00 per share (see " The Conversion-- Stock Pricing and Number of Shares to be Issued" in the Prospectus) and that sufficient shares will be available to satisfy subscriptions in all categories.


                                                                                                  Aggregate Purchase Price
Name and Position                                       Total Shares      Percent of Total          of Proposed Purchases
-------------------------------------------------     -----------------  -------------------    ----------------------------
WD Kelly                                                    50,000               1.64%                    $  500,000
          Chairman of the Board
Bruce Thomas                                                50,000               1.64%                       500,000
     Director, President and Chief Executive
      Officer
Peggy R. Noel                                               50,000               1.64%                       500,000
          Director, Executive Vice President and
          Chief Financial Officer
Boyd M. Clark                                               50,000               1.64%                       500,000
          Director and Senior Vice President --
          Loan Administration
Clifton H. Cochran                                          22,500               0.74%                       225,000
          Director
Drury R. Embry                                               4,500               0.15%                        45,000
          Director
Walton G. Ezell                                             50,000               1.64%                       500,000
          Director
John Noble Hall, Jr.                                        20,000               0.66%                       200,000
          Director
Chester K. Wood                                             10,000               0.33%                       100,000
          Director                                         -------              -----                     ----------

All directors and executive officers, as a
          group (9 persons) and their
          associates                                       307,000              10.08%                     3,070,000

             ESOP (1)                                      244,000               8.00%                     2,440,000
             MRP (2)                                       122,000               4.00%                     1,220,000
                                                           -------              -----                     ----------
                        Total (3)                          673,000              22.08%                    $6,730,000
                                                           =======              =====                     ==========

                                                   (Footnotes on following page)

-------
(1) Consists of shares that could be allocated to participants in the ESOP, under which executive officers and other employees would be allocated in the aggregate 8.0% of the Common Stock issued in the Conversion. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan" in the Prospectus.
(2) Consists of shares that are expected to be awarded to participants in the MRP, if implemented, under which directors, executive officers and other employees would be awarded an aggregate number of shares equal to 4.0% of the Common Stock sold in the Conversion. The dollar amount of the Common Stock to be purchased by the MRP is based on the Purchase Price in the Conversion and does not reflect possible increases or decreases in the value of such Stock relative to the Purchase Price per share in the Conversion. Implementation of the MRP would require stockholder approval. See "Management of the Bank -- Certain Benefit Plans and Agreements --Management Recognition Plan" in the Prospectus. Such shares could be newly issued shares or shares purchased in the open market following implementation of the MRP, in the sole discretion of the Company's Board of Directors. The percentage shown assumes the shares are purchased in the open market. If all shares acquired by the MRP are newly issued shares, the percentage of the outstanding Common Stock owned by the MRP would be 3.85%. Any sale of newly issued shares to the MRP would be dilutive to existing stockholders. See "Risk Factors -- Potential Benefits of Conversion to Management" in the Prospectus.
(3) Does not include shares that possibly would be purchased by participants in an Option Plan intended to be implemented following the Conversion, under which directors, executive officers and other employees would be granted options to purchase an aggregate amount of the Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. Shares issued pursuant to the exercise of options could be from treasury stock or newly issued shares. Implementation of the Option Plan would require regulatory and stockholder approval. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Stock Option Plan" in the Prospectus.


                          MARKET FOR THE COMMON STOCK

          The Company has never issued capital stock to the public. Consequently, there is no established market for the Common Stock. The Common Stock has been approved for quotation on the Nasdaq Stock Market ("Nasdaq") under the symbol "HFBC." There can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, will continue, nor is there any assurance that persons purchasing shares of Common Stock will be able to sell them at or above the Purchase Price. The development and maintenance of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company or the Bank. The number of active buyers and sellers of the Common Stock at any particular time may be limited. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares and therefore should not view the Common Stock as a short-term investment. Friedman, Billings, Ramsey & Co. has indicated its intention to act as a market maker in the Common Stock following consummation of the Conversion, depending on trading volume and subject to compliance with applicable laws and regulatory requirements.

                     RECENT SELECTED FINANCIAL INFORMATION
                                 AND OTHER DATA

          The following summary of selected financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Financial Statements and accompanying Notes appearing elsewhere in this Prospectus Supplement and in the Prospectus. The selected financial and other data as of and for the nine months ended September 30, 1997 and 1996 are unaudited and are derived from the Bank's internal financial statements which, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of the results for such periods.


FINANCIAL DATA:
                                           At September 30, 1997        At December 31, 1996
                                        ---------------------------  ---------------------------
Total amount of:                                         (Dollars in thousands)
 Assets...............................     $    202,009                $      204,398
 Loans receivable, net................          100,675                        95,496
 Cash and due from banks..............            1,012                         1,452
    Time deposits and
       interest-bearing deposits
       in FHLB........................            2,378                         2,000
 Federal funds sold...................            8,295                           500
 Securities available for sale........           14,045                         5,125
    Securities held to maturity:
    FHLB securities...................           50,981                        77,962
    Mortgage-backed securities........           20,786                        17,984
 Deposits.............................          180,749                       183,827
 FHLB advances........................               --                         1,317
 Total equity.........................           18,732                        16,824

OPERATING DATA:                                              Nine Months Ended
                                                               September 30,
                                        --------------------------------------------------------
                                                   1997                          1996
                                                   ----                          ----
Interest income.......................          $10,011                       $ 9,905
Interest expense......................            6,642                         7,473
                                                -------                       -------
Net interest income before
 provision  for loan losses...........            3,369                         2,432
Provision for loan losses.............               15                            --
                                                -------                       -------
Net interest income...................            3,354                         2,432
Non-interest income...................              404                           465
Non-interest expense..................            1,725                         3,001(1)
                                                -------                       -------
Income (loss) before income taxes.....            2,033                          (104)
Provision for income taxes............              686                           (43)
                                                -------                       -------
Net income............................          $ 1,347                       $   (61)(1)
                                                =======                       =======

--------------------
(1) Includes payment to the SAIF of a one-time deposit insurance special assessment of $1.2 million ($812,000 net of tax) pursuant to legislation enacted to recapitalize SAIF. Excluding the effect of the SAIF assessment, the Bank's net income for the nine months ended September 30, 1996 would have been $751,000.

KEY OPERATING RATIOS:
                                                                                    At or for the Nine Months Ended
                                                                                           September 30, (1)
                                                                   ------------------------------------------------------------
                                                                               1997                            1996
                                                                   --------------------------       ---------------------------
Performance Ratios:
 Return on average assets (net income divided by average
  total assets)..................................................                0.88%                        (0.04)%(2)
 Return on average equity (net income divided by
  average total equity)..........................................               10.12%                        (0.50)%(2)
 Interest rate spread (combined weighted average interest rate
  earned less combined weighted average interest rate cost)......                1.84%                          1.21%
 Ratio of average interest-earning assets to average
  interest-bearing liabilities...................................              109.59%                        107.47%
 Ratio of non-interest expense to average total assets...........                1.13%                          2.84%
 Ratio of net interest income after provision
  for loan losses to non-interest expense........................              194.55%                         81.01%
 Efficiency ratio (noninterest expense divided by sum of net
  interest income plus noninterest income).......................               45.88%                        103.63%

ASSET QUALITY RATIOS:
 Nonperforming assets to total assets at end of period...........                0.12%                          0.08%
 Nonperforming loans to total loans at end of period.............                0.25%                          0.17%
 Allowance for loan losses to total loans at end of period.......                0.23%                          0.12%
 Allowance for loan losses to nonperforming loans at
  end of period..................................................               93.93%                         71.78%
 Provision for loan losses to total loans receivable, net........                0.01%                            N/A(3)
 Net charge-offs to average loans outstanding....................                 N/A(3)                       0.006%

CAPITAL RATIOS:
 Total equity to total assets at end of period...................                9.27%                          7.72%
 Average total equity to average assets..........................                8.74%                          7.64%

--------------
(1) Annualized as appropriate.
(2) Includes the effect of the payment of the Bank in 1996 of a one-time deposit insurance special assessment of $1.2 million to the SAIF. Excluding the effect of the SAIF assessment, the Bank's return on average assets would have been 0.47% and its return on average equity would have been 6.20%.
(3) Ratio is not applicable because the Bank did not have any provision for loan losses or net charge-offs for this period.

REGULATORY CAPITAL RATIOS:                                              September 30, 1997
                                                               ----------------------------------
                                                                      (Dollars in thousands)
 Tangible capital..............................................     $15,938             7.98%
  Less:  Tangible capital requirement..........................       2,997             1.50
                                                                    -------            -----
  Excess.......................................................     $12,941             6.48%
                                                                    =======            =====

 Core capital..................................................     $15,938             7.98%
 Less:  Core capital requirement...............................       5,994             3.00
                                                                    -------            -----
  Excess.......................................................     $ 9,944             4.98%
                                                                    =======            =====

 Total risk-based capital......................................     $16,170            21.95%
 Less:  Risk-based capital requirement.........................       5,894             8.00
                                                                    -------            -----
  Excess.......................................................     $10,276            13.95%
                                                                    =======            =====

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                       Statements of Financial Condition

                                                           September 30,           December 31,
                       ASSETS                                   1997                   1996
                                                           -------------           ------------
                                                            (Unaudited)
                                                                     (In thousands)
Cash and due from banks...............................         $  1,012               $  1,452
Time deposits.........................................            2,000                  2,000
Interest-bearing deposits in Federal
  Home Loan Bank......................................              378                      0
Federal funds sold....................................            8,295                    500
Investment securities available for sale..............           14,045                  5,125
Investment securities held to maturity
   (Estimated market values of $75,099 and
   $95,762 at September 30, 1997 and
   December 31, 1996, respectively)...................           71,767                 95,947
Loans receivable, net.................................          100,675                 95,496
Accrued interest receivable...........................            1,032                  1,290
Premises and equipment, net...........................            2,418                  2,333
Foreclosed real estate................................               --                     --
Other assets..........................................              387                    255
                                                               --------               --------

          Total assets................................         $202,009               $204,398
                                                               ========               ========

                LIABILITIES AND RETAINED EARNINGS

Liabilities:
  Deposits............................................         $180,749               $183,827
  Deferred Federal income taxes.......................            1,938                  1,659
  Advances from Federal Home Loan Bank................                0                  1,317
  Other liabilities...................................              590                    771
                                                               --------               --------
Total liabilities                                               183,277                187,574
                                                               --------               --------

Retained earnings:
  Retained earnings, substantially restricted.........           15,938                 14,591
  Net unrealized appreciation on investment
    securities available for sale.....................            2,794                  2,233
                                                               --------               --------
          Total retained earnings.....................           18,732                 16,824
                                                               --------               --------

             Total liabilities and retained earnings..         $202,009               $204,398
                                                               ========               ========


                See accompanying Notes to Financial Statements.

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                                 STATEMENTS OF INCOME
                                 (UNAUDITED)


                                                    For the Three Months                 For the Nine Months
                                                     Ended September 30,                 Ended September 30,
                                                    ---------------------              ---------------------
                                                       1997       1996                    1997       1996
                                                    ---------  ----------              ---------  ----------
                                                                         (In thousands)
Interest income:
   Interest on loans..............................      1,915      1,766               $ 5,616     $4,988
   Interest and dividends on investments..........      1,270      1,420                 3,910      4,351
   Time deposit interest income...................        183        155                   485        566
                                                       ------     ------               -------     ------
     Total interest income........................      3,368      3,341                10,011      9,905
                                                       ------     ------               -------     ------

Interest expense:
   Interest on deposits...........................      2,216      2,421                 6,633      7,450
   Other Funds....................................          0          0                     9         23
                                                       ------     ------               -------     ------
     Total interest expense.......................      2,216      2,421                 6,642      7,473
                                                       ------     ------               -------     ------

Net interest income...............................      1,152        920                 3,369      2,432
Provision for loan losses.........................          5          0                    15          0
                                                       ------     ------               -------     ------
Net interest income after provision
   for loan losses................................      1,147        920                 3,354      2,432
                                                       ------     ------               -------     ------
Other income:
   Loan and other service fees....................        122        137                   353        422
   Other, net.....................................         12         10                    51         43
                                                       ------     ------               -------     ------
       Total other income.........................        134        147                   404        465
                                                       ------     ------               -------     ------

Net expenses:
   Salaries and benefits..........................        342        309                 1,064        921
   Federal insurance premium......................         29      1,356                    92      1,577
   Occupancy expense, net.........................         49         48                   148        160
   Data processing................................         36         32                    85         62
   Other operating expenses.......................        106         93                   336        281
                                                       ------     ------               -------     ------
     Total other expenses.........................        562      1,838                 1,725      3,001
                                                       ------     ------               -------     ------

Income (loss) before income taxes and cumulative
effect of change in accounting principle..........        719       (771)                2,033       (104)
Provision for income taxes........................        242       (265)                  686        (43)
                                                       ------     ------               -------     ------
Net income (loss).................................     $  477     $ (506)              $ 1,347     $  (61)
                                                       ======     ======               =======     ======



                See accompanying Notes to Financial Statements.

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                              STATEMENTS OF EQUITY
                                  (UNAUDITED)


                                                                     Net Unrealized
                                                                    Appreciation On
                                                 Retained          Available-For-Sale
                                                 Earnings              Securities              Total Equity
                                            ---------------     ----------------------     ------------------
                                                                       (in thousands)
BALANCE, DECEMBER 31, 1995                      $  14,396                $  1,606               $  16,002
  Net loss                                            (61)                     --                     (61)
  Net changes in unrealized
   appreciation on available-for-sale
   securities, net of taxes of $24                     --                      46                      46
                                                ---------                --------               ---------

BALANCE, SEPTEMBER 30, 1996                     $  14,335                $  1,652               $  15,987
                                                =========                ========               =========

BALANCE, DECEMBER 31, 1996                      $  14,591                $  2,233               $  16,824
  Net income                                        1,347                      --                   1,347
  Net changes in unrealized
   appreciation on available-for-sale
   securities, net of taxes of $290                    --                     561                     561
                                                ---------                --------               ---------

BALANCE, SEPTEMBER 30, 1997                     $  15,938                $  2,794               $  18,732
                                                =========                ========               =========

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                           Statements of Cash Flows
                                  (UNAUDITED)

                                                                For the Nine Months
                                                                Ended September 30,
                                                                -------------------
                                                                  1997      1996
                                                                --------  ---------
                                                                   (In thousands)
Cash flows from operating activities:
  Net income (loss)...........................................  $ 1,347   $    (61)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Deferred income to.......................................      (10)        25
     Provision for loan losses................................       15        100
     Gain on sale of equipment................................        0         (8)
     Provision for depreciation...............................       75         86
     FHLB stock dividend......................................      (88)       (80)
     Accretion of investment security discounts...............      (28)        (4)
  (Increase) decrease in
     Accrued interest receivable..............................      258       (101)
     Other assets.............................................     (132)      (520)
     Increase (decrease) in other liabilities.................     (360)     1,460
                                                                -------   --------
     Net cash provided by operating activities................    1,077        897
                                                                -------   --------

Cash flows from investing activities:
     Net (increase) decrease in time deposits.................        0      5,000
     Net (increase) decrease in interest earning deposits
            in FHLB...........................................     (378)     5,519
     Net (increase) decrease in federal funds sold............   (7,795)     5,077
     Proceeds from maturities of held-to-maturity securities..   30,127     41,614
     Purchases of held-to-maturity securities.................   (5,933)   (41,012)
     Purchases of available for sale securities...............   (7,967)       (15)
     Net increase in loans....................................   (5,194)    (9,799)
     Purchases of premises/equipment..........................     (173)       (91)
     Proceeds from sale of equipment..........................       13         14
                                                                -------   --------


     Net cash provided by investing activities................    2,700      6,307
                                                                -------   --------
Cash flows from financing activities:
     Net increase (decrease) in demand deposits,
       NOW accounts and savings accounts......................      542      1,805
     Net increase (decrease) in time deposits.................   (3,621)    (9,107)
     Increase (decrease) in advance payments by
       borrowers for taxes and insurance......................      179        237
     Net increase (decrease) in other borrowed funds..........   (1,317)         0
                                                                -------   --------
       Net cash used in financing activities..................   (4,217)    (7,065)
                                                                -------   --------

       Increase (decrease) in cash and cash equivalents.......     (440)       139
     Cash and cash equivalents, beginning of period...........    1,452      1,303
                                                                -------   --------
     Cash and cash equivalents, end of period.................  $ 1,012   $  1,442
                                                                =======   ========

Supplemental disclosures of cash flow information.............
     Cash paid for income taxes...............................  $   550   $    282
                                                                =======   ========
     Cash paid for interest...................................  $ 6,903   $  7,330
                                                                =======   ========

                See accompanying Notes to Financial Statements.

                       HOPKINSVILLE FEDERAL SAVINGS BANK

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Basis of Financial Presentation

          HopFed Bancorp, Inc. (the "Company") is a Delaware corporation organized by Hopkinsville Federal Savings Bank (the "Bank") in connection with the conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank. For purposes of this Prospectus Supplement the financial statements of the Company have been omitted because as of September 30, 1997, the Company had not yet issued any stock, had no assets (other than advance subscription proceeds) and no liabilities, and had not yet conducted any business other than of an organizational nature. Alternatively, the unaudited financial statements and the Management's Discussion and Analysis of Financial Condition and Results of the Operations presented herein are for the Bank as a predecessor entity to the Company. No pro forma effect has been given to the sale of the Company's common stock in the Conversion.

          The accompanying financial statements are unaudited and were prepared consistent with instructions to a Quarterly Report on Form 10-Q and therefore, do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. All normal, recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the presentation of the financial statements have been included. The results of operations for the three and nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the year ending December 31, 1997. These interim financial statements should be read in conjunction with the Bank's audited financial statements and note disclosures contained in the Company's Prospectus dated October 10, 1997.

2.        LOAN PORTFOLIO COMPOSITION

          The following table sets forth the composition of the Bank's loans at the dates indicated. At September 30, 1997, the Bank had no concentrations of loans exceeding 10% of total loans other than as described below.

                                                   At September 30, 1997                          At December 31, 1996
                                         -----------------------------------------      ----------------------------------------
                                               Amount                Percent                 Amount                 Percent
                                         ------------------    -------------------      -----------------     ------------------
                                                                        (Dollars in thousands)
Type of Loan:
------------
Real estate loans:
 One-to-four family residential........       $ 80,461                   77.9%               $77,318                   79.6%
 Multi-family residential..............          1,843                    1.8%                 1,466                    1.5%
 Construction..........................          5,514                    5.3%                 5,389                    5.6%
 Non-residential.......................          6,847                    6.6%                 5,467                    5.6%
                                              --------                   ----                -------                  -----
  Total real estate loans..............         94,665                   91.6%                89,640                   92.3%
                                              ========                   ====                =======                  =====

Consumer loans:
 Secured by deposits...................          3,275                    3.2%                 3,484                    3.6%
 Other consumer loans..................          5,383                    5.2%                 4,004                    4.1%
                                              --------                   ----                -------                  -----
  Total consumer loans.................          8,658                    8.4%                 7,488                    7.7%
                                              ========                   ====                =======                  =====
                                               103,323                    100%                97,128                  100.0%
                                                                         ====                                         =====

Less:  Loans in process................          2,416                                         1,415
   Allowance for loan losses...........            232                                           217
                                              --------                                       -------
 Total.................................       $100,675                                       $95,496
                                              ========                                       =======

3.        NON-PERFORMING ASSETS

          The following table sets forth information with respect to non-performing assets identified by the Bank. No loans were recorded as restructional loans within the meaning of SFAS No. 15 at the dates indicated. In addition, the Bank had no real estate acquired as a result of foreclosures.

                                                                At                             At
                                                        September 30, 1997             December 31, 1996
                                                  ----------------------------     -----------------------
                                                                 (Dollars in thousands)
Accruing loans which are
contractually past due 90
days or more:
 Residential real estate.......................          $          247              $          266
 Consumer......................................                      --                          --
                                                         --------------              --------------
  Total........................................          $          247              $          266
                                                         --------------              --------------

  Total nonperforming
   loans.......................................          $          247              $          266
                                                         ==============              ==============

Percentage of total loans......................                    0.25%                       0.28%
                                                         ==============              ==============

          At September 30, 1997, the Bank had no loans accounted for on a nonaccrual basis, no other non-performing assets and no real estate owned.

4.        ALLOWANCE FOR LOAN LOSSES

          The following table sets forth the activity in the Bank's allowance for loan losses during the periods indicated.


                                                   Nine Months Ended                    Year Ended
                                                     September 30,                     December 31,
                                           ---------------------------------           ------------
                                                 1997               1996                   1996
                                                 ----               ----                   ----
                                                               (Dollars in thousands)
Balance at beginning of period...........            $ 217           $  122                $   122

Loans charged off:
 Real estate mortgage:
 Residential.............................               --               (5)                    (5)
                                                     -----           ------                -------
Total charge-offs........................               --               (5)                    (5)
                                                     -----           ------                -------

Recoveries...............................               --               --                     --
                                                     -----           ------                -------

Net loans charged off....................               --               (5)                    (5)
                                                     -----           ------                -------

Provision for loan losses................               15               --                    100
                                                     -----           ------                -------
Balance at end of period.................            $ 232           $  117                $   217
                                                     =====           ======                =======

Ratio of net charge-offs to average loans
 outstanding during the period...........                0%           0.006%                0.0053%
                                                     =====           ======                =======

5.        INVESTMENT SECURITIES

          The following table sets forth the carrying value of the Bank's investment securities at the dates indicated.

                                                    At September 30,          At December 31,
                                                          1997                     1996
                                                    ----------------          ---------------
                                                                   (In thousands)
Securities available for sale:
 FHLB and FHLMC stock...........................       $ 6,048                     $  5,110
 U.S. government and agency securities..........         5,002                            -
 Mortgage-backed securities.....................         2,980                            -
 Other..........................................            15                           15
Securities held to maturity:
 U.S. government and agency
  securities....................................        50,981                       77,962
 Mortgage-backed securities.....................        20,786                       17,984
                                                       -------                     --------
  Total investment securities...................       $85,812                     $101,071
                                                       =======                     ========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

     The Bank's total assets decreased by $2.4 million, from $204.4 million at December 31, 1996 to $202.0 million at September 30, 1997. Securities held to maturity declined $24.2 million due to various issues maturing. Of such funds, $7.8 million was reinvested in Federal funds sold, which increased from $500,000 at December 31, 1996 to $8.3 million at September 30, 1997. In addition, $1.3 million in maturing securities was utilized to repay Federal Home Loan Bank advances, resulting in no borrowed funds at September 30, 1997.

     The decrease in assets was also due to a decrease in assets funded by deposits as the Bank continued to price its deposits less aggressively in 1997 in an effort to reduce its overall cost of funds. At September 30, 1997 deposits decreased to $180.7 million, from $183.8 million at December 31, 1996, a net decrease of $3.1 million. Deposits decreased as depositors sought higher returns than those available on accounts being offered by the Bank. The Bank's average cost of deposits for the nine months ended September 30, 1997 was 4.90%, compared to 5.13% for the year ended December 31, 1996. Management intends to continually evaluate the investment alternatives available to the Bank's customers, and adjusts the pricing on its deposit products to more actively manage its funding costs while remaining competitive in its market area.

     The Bank's loan portfolio increased by $5.2 million during the nine months ended September 30, 1997. Net loans totaled $100.7 million and $95.5 million at September 30, 1997 and December 31, 1996, respectively. The increase in the loan activity during the nine months ended September 30, 1997 was primarily due to the Bank's efforts to increase its loan originations using funds currently held in investment securities. For the nine months ended September 30, 1997, the Bank's average yield on loans was 7.64%, compared to 7.41% for the year ended December 31, 1996.

     At September 30, 1997, the Bank's investments classified as "held to maturity" were carried at amortized cost of $71.8 million and had an estimated fair market value of $75.1 million, and its equity securities classified as "available for sale" had an estimated fair market value of $14.0 million, including Federal Home Loan Mortgage Corporation stock with an estimated fair market value of $4.4 million.

     The allowance for loan losses totaled $232,000 at September 30, 1997, an increase of $15,000 from the allowance of $217,000 at December 31, 1996. At each September 30, 1997 and December 31, 1997, the ratio of the allowance for loan losses to loans was 0.23%. Also at September 30, 1997, the Bank's non-performing loans were $247,000, or 0.25% of total loans, compared to $266,000, or 0.28% of total loans, at December 31, 1996, and the Bank's ratio of allowance for loan losses to non-performing loans at September 30, 1997 and December 31, 1996 was 93.93% and 81.58%, respectively. The determination of the allowance for loan losses is based on management's analysis, performed on a quarterly basis. Various factors are considered, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions.
Although management believes its allowance for loan losses is adequate, there can be no assurance that additional allowances will not be required or that losses on loans will not be incurred. The Bank has had minimal losses on loans in prior years.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

     NET INCOME. The Bank's net income for the nine months ended September 30, 1997 was $1,347,000, compared to a net loss of $(61,000) for the nine months ended September 30, 1996. The increase in net earnings for the nine months resulted primarily from an improvement in the Bank's net yield on interest-earning assets, offset in part by a slight increase in non-interest expense and income taxes. In addition, in 1996 the Bank paid the Federal Deposit Insurance Corporation a special assessment of $1.2 million before taxes ($812,000 net of tax) to recapitalize the Savings Association Insurance Fund.

     NET INTEREST INCOME. Net interest income for the nine months ended September 30, 1997 was $3.4 million, compared to $2.4 million for the nine months ended September 30, 1996. The increase in net interest income for the nine months ended September 30, 1997 was primarily due to a lower cost of funds and a higher yield on interest-earning assets. For the nine months ended September 30, 1997, the Bank's average yield on total interest-earning assets was 6.74%, compared to 6.40% for the nine months ended September 30, 1996, and its average cost of interest-bearing liabilities was 4.90% for the nine months ended September 30, 1997, compared to 5.19% for the nine months ended September 30, 1996. As a result, the Bank's interest rate spread for the nine months ended September 30, 1997 was 1.84%, compared to 1.21% for the nine months ended September 30, 1996, and its net yield on interest-earning assets was 2.27% for the nine months ended September 30, 1997, compared to 1.57% for the nine months ended September 30, 1996.

     INTEREST INCOME. Interest income increased by $100,000, from $9.9 million to $10.0 million, or by 1.0%, during the nine months ended September 30, 1997 compared to the same period in 1996. This increase primarily resulted from a continued strategic shift from investment securities to higher-yielding loans. The average balance of securities held to maturity declined $17.6 million, from $98.8 million at September 30, 1996 to $81.2 million at September 30, 1997. In addition, average time deposits and other interest-earning cash deposits declined $3.0 million, from $14.0 million at September 30, 1996 to $11.0 million at September 30, 1997. Overall, average total interest-earning assets declined $8.3 million, or 4.0%, from September 30, 1996 to September 30, 1997. However, the strategic repositioning of the balance sheet into higher-yielding assets resulted in an increase in the average yield on interest-earning assets from 6.40% at September 30, 1996 to 6.74% at September 30, 1997. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities increased from 107.47% for the nine months ended September 30, 1996 to 109.59% for the nine months ended September 30, 1997.

     INTEREST EXPENSE. Interest expense decreased $831,000, or 11.0%, to $6.6 million for the nine months ended September 30, 1997, compared to $7.5 million for the same period in 1996. The decrease was attributable to the combined effect of a lower cost of funds and a $6.7 million decline in the average balance of interest-bearing liabilities. The average cost of average interest-bearing deposits declined from 5.19% at September 30, 1996 to 4.90% at September 30, 1997. Over the same period, the average balance of deposits decreased $10.9 million, from $191.3 million at September 30, 1996 to $180.4 million at September 30, 1997, or 5.7%.

     PROVISION FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including, general economic conditions, loan portfolio composition, prior loss experience, the estimated fair value of the underlying collateral and other factors that warrant recognition in providing for an adequate loan loss allowance. The Bank determined that an additional $15,000 provision for loan loss was required for the nine months ended September 30, 1997.

     NON-INTEREST EXPENSE. There was a $1.3 million decline in total non-interest expense in the nine months ended September 30, 1997 compared to the same period in 1996. This was primarily attributable to an approximately $1.5 million decrease in deposit insurance premiums. In addition, most other non-interest expenses were also slightly higher.

     INCOME TAXES. The Bank's effective tax rate for the nine months ended September 30, 1997 was 33.7%, compared to 41.3% for the same period in 1996.
The increase in income tax expense of $729,000 in the nine month period compared to the same period in 1996 was due to a significant increase in income and a year to date loss at the same time last year.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

     NET INCOME. The Bank's net income for the three months ended September 30, 1997 was $477,000, compared to a net loss $(506,000) for the three months ended September 30, 1996. The increase in net earnings for the three months resulted primarily from an improvement in the Bank's net yield on interest-earning assets, as well as a significantly lower deposit insurance premium.

     NET INTEREST INCOME. Net interest income for the three months ended September 30, 1997 was $1.1 million, compared to $920,000 for the three months ended September 30, 1996. The increase in net interest income for the three months ended September 30, 1997 was primarily due to a lower cost of funds and a higher yield on interest-earning assets. For the three months ended September 30, 1997, the Bank's average yield on total interest-earning assets was 6.83%, compared to 6.56% for the three months ended September 30, 1996 and its average cost of interest-bearing liabilities was 4.95% for the three months ended September 30, 1997, compared to 5.14% for the three months ended September 30, 1996. As a result, the Bank's interest rate spread for the three months ended September 30, 1997 was 1.88%, compared to 1.42% for the three months ended September 30, 1996 and its net yield on interest-earning assets was 2.34% for the three months ended September 30, 1997, compared to 1.81% for the three months ended September 30, 1996.

     INTEREST INCOME. Interest income increased by $27,000, from $3.34 million to $3.37 million, or by .8%, during the three months ended September 30, 1997 compared to the same period in 1996. This increase primarily resulted from a continued strategic shift from investment securities to higher-yielding loans. The average balance of securities held to maturity declined $19.6 million, from $95.3 million at September 30, 1996, to $75.7 million at September 30, 1997. Overall, average total interest-earning assets declined $6.7 million, or 3.3%, from September 30, 1996 to September 30, 1997. However, the strategic repositioning of the balance sheet into higher-yielding assets resulted in an increase in the average yield on interest-earning assets from 6.56% at September 30, 1996 to 6.83% at September 30, 1997. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities increased from 108.14% for the three months ended September 30, 1996 to 110.04% for the three months ended September 30, 1997.

     INTEREST EXPENSE. Interest expense decreased $205,000, or 8.5%, to $2.2 million for the three months ended September 30, 1997, compared to $2.4 million for the same period in 1996. The decrease was attributable to the combined effect of a lower cost of funds and a $9.3 million decline in the average balance of interest-bearing liabilities. The average cost of average interest-bearing deposits declined from 5.14% at September 30, 1996 to 4.95% at September 30, 1997. Over the same period, the average balance of deposits decreased $9.3 million, from $188.5 million at September 30, 1996 to $179.2 million at September 30, 1997, or 4.9%.

     PROVISION FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including, general economic conditions, loan portfolio composition, prior loss experience, the estimated fair value of the underlying collateral and other factors that warrant recognition in providing for an adequate loan loss allowance. The Bank determined that an additional $5,000 provision for loan loss was required for the three months ended September 30, 1997.

     NON-INTEREST EXPENSE. There was a $1.3 million decline in total non-interest expense in the three months ended September 30, 1997 compared to the same period in 1996. This was primarily attributable to a $1.3 million decrease in deposit insurance premiums. In addition, most other non-interest expenses were also slightly higher.

     INCOME TAXES. The Bank's effective tax rate for the three months ended September 30, 1997 was 33.7%, compared to 34.4% for the same period in 1996. The increase in income tax expense of $506,320 in the three month period compared to the same period in 1996 was due to a significant increase in income and a year to date loss at the same time last year.

     LIQUIDITY AND CAPITAL RESOURCES. The Bank's principal sources of funds for operations are deposits from its primary market areas, principal and interest payments on loans and proceeds from maturing investment securities. The principal uses of funds by the Bank include the origination of mortgage and consumer loans and the purchase of investment securities.

     The Bank is required by current OTS regulations to maintain specified liquid assets of at least 5% of its net withdrawable accounts plus short-term borrowings. Short-term liquid assets (those maturing in one year or less) may not be less than 1% of the Bank's liquidity base. At September 30, 1997, the Bank met all regulatory liquidity requirements, and management believes that the liquidity levels maintained are adequate to meet potential deposit outflows, loan demand and normal operations.

     The Bank must satisfy three capital standards, as set by the Office of Thrift Supervision (the "OTS"). These standards include a ratio of core capital to adjusted total assets of 3.0%, a tangible capital standard expressed as 1.5% of total adjusted assets, and a combination of core and "supplementary" capital equal to 8.0% of risk-weighted assets. The risk-based capital standard currently addresses only the credit risk inherent in the assets in a thrift's portfolio and does not address other risks that thrifts face, such as operating, liquidity and interest rate risks. The OTS recently finalized regulations that add an interest rate risk component to capital requirements under certain circumstances. The Bank does not believe that this new regulation will require additional capital. In addition, the OTS has recently adopted regulations that impose certain restrictions on savings associations that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital (or core capital) to risk-weighted assets of less than 4.0%, or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (or 3.0% if the institution has the highest rating ("1") under the OTS examination rating system).

     At September 30, 1997, the Bank exceeded all regulatory capital requirements. The table below presents certain information relating to the Bank's capital compliance at September 30, 1997 and December 31, 1996.

                           At September 30, 1997   At December 31, 1996
                           ----------------------  ---------------------

                             Amount     Percent     Amount     Percent
                           ----------  ---------   ---------  ----------
                                      (Dollars in thousands)
Tangible Capital.........     $15,938        8.0%    $14,591        7.2%
Core Capital.............      15,938        8.0      14,591        7.2
Risk-Based Capital.......      16,170       22.0      14,808       20.3

  At September 30, 1997, the Bank had outstanding commitments to originate loans totaling $1.3 million. Management believes that the Bank's sources of funds are sufficient to fund all of its outstanding commitments. Certificates of deposits which are scheduled to mature in one year or less from September 30, 1997 totaled $83.6 million. Management believes that a significant percentage of such deposits will remain with the Bank.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

  The following table sets forth certain information relating to the Bank's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

     The table also presents information for the periods and at the date indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.


                                                                                     Nine Months Ended September 30,
                                                    At September 30,              --------------------------------------
                                                          1997                                     1997
                                              ---------------------------         --------------------------------------
                                                               Weighted                                          Average
                                                                Average                           Average        Yield/
                                              Balance          Yield/Cost         Balance        Interest        Cost(1)
                                              -------          ----------         -------        --------        ----
                                                                          (Dollars in thousands)
Interest-earning assets:
 Loans receivable, net.................       $100,675            7.76%           $ 98,040       $ 5,616            7.64%
 Securities available for sale.........         14,045            4.65%              7,582           125            2.20%
 Securities held to maturity...........         71,767            6.17%             81,242         3,785            6.21%
 Time deposits and other interest-
    bearing cash deposits..............         10,673            5.62%             11,032           485            5.86%
                                              --------                            --------       -------
    Total interest-earning assets......        197,160            6.84%            197,896        10,011            6.74%
                                                               --------                          -------         --------
Non-interest-earning assets............          4,849                               5,094
                                              ========                            ========
 Total assets..........................       $202,009                            $202,990
                                              ========                            ========

Interest-bearing liabilities:
 Deposits..............................       $180,749            4.89%           $180,357       $ 6,633            4.90%
 Borrowings............................             --              --                 216             9            5.56%
                                              --------                            --------       -------
 Total interest-bearing
    liabilities........................        180,749            4.89%            180,573         6,642            4.90%
                                                               --------                          -------         --------
Non-interest-bearing liabilities.......          2,528                               4,674
                                              --------                            --------
    Total liabilities..................        183,277                             185,247
Retained earnings......................         15,938                              15,235
Unrealized gain on securities
 available for sale....................       $  2,794                            $  2,508
                                              ========                            ========
    Total liabilities and retained
      earnings.........................       $202,009                            $202,990
                                              ========                            ========

Net interest income....................                                                          $ 3,369
                                                                                                 =======
Interest rate spread...................                           1.95%                                             1.84%
                                                               --------                                          --------
Net yield on interest-earning assets...                                                                             2.27%
                                                                                                                 --------
Ratio of interest-earning assets
 interest-bearing liabilities..........                         109.08%                                           109.59%
                                                               ========                                          ========

                                                     Nine Months Ended September 30,
                                                  --------------------------------------
                                                                   1996
                                                  --------------------------------------
                                                                                 Average
                                                  Average                        Yield/
                                                  Balance        Interest        Cost(1)
                                                  -------        --------        ----
                                                        (Dollars in thousands)
Interest-earning assets:
 Loans receivable, net.................           $ 89,377       $ 4,988          7.44%
 Securities available for sale.........              4,119           111          3.59%
 Securities held to maturity...........             98,775         4,240          5.72%
 Time deposits and other interest-
    bearing cash deposits..............             13,953           566          5.41%
                                                  --------       -------
    Total interest-earning assets......            206,224         9,905          6.40%
                                                                 -------        -------
Non-interest-earning assets............              5,175
                                                  --------
 Total assets..........................           $211,399
                                                  ========

Interest-bearing liabilities:
 Deposits..............................           $191,328       $ 7,450          5.19%
 Borrowings............................                557            23          5.51%
                                                  --------       -------
 Total interest-bearing
    liabilities........................            191,885         7,473          5.19%
                                                                 -------        -------
Non-interest-bearing liabilities.......              3,356
                                                  --------
    Total liabilities..................            195,241
Retained earnings......................             14,529
Unrealized gain on securities
available for sale.....................           $  1,629
                                                  --------
    Total liabilities and retained
      earnings.........................           $211,399
                                                  --------

Net interest income....................                          $ 2,432
                                                                 -------
Interest rate spread...................                                           1.21%
                                                                                -------
Net yield on interest-earning assets...                                           1.57%
                                                                                -------
Ratio of interest-earning assets
 interest-bearing liabilities..........                                         107.47%
                                                                                =======

RATE/VOLUME ANALYSIS

     The following table sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume from year to year multiplied by the average rate for the prior year) and (ii) change in rate (changes in the average rate from year to year multiplied by the prior year's volume).


                                                Nine Months Ended                               Year Ended December 31,
                                                  September 30,
                                     ------------------------------------------         ------------------------------------------
                                                  1997 vs. 1996                                       1996 vs. 1995
                                     ------------------------------------------         ------------------------------------------
                                              Increase                                           Increase
                                         (Decrease) due to                                  (Decrease) due to
                                     --------------------------                         --------------------------
                                                                       Total                                              Total
                                                                      Increase                                           Increase
                                        Rate          Volume         (Decrease)            Rate          Volume         (Decrease)
                                        ----          ------         ----------            ----          ------         ----------
                                                                              (In thousands)
Interest-earning assets:
 Loans receivable.............          $ 145         $ 483            $ 628               $  284        $   700          $   984
 Securities available for
  sale........................            (79)           93               14                  (11)            27               16

 Securities held to
  maturity....................            297          (752)            (455)                 594            666            1,260

 Other interest-earning
  assets......................             38          (119)             (81)                  53         (1,565)          (1,512)
                                        -----         -----            -----               ------        -------          -------
  Total interest-
   earning assets.............          $ 401         $(295)           $ 106               $  920        $  (172)         $   748
                                        -----         -----            -----               ------        -------          -------

Interest-bearing liabilities:
 Deposits.....................          $(390)        $(427)           $(817)              $ (146)       $  (131)         $  (277)

 Borrowings...................             --           (14)             (14)                  --             25               25
                                        -----         -----            -----               ------        -------          -------
  Total interest-
   bearing liabilities........          $(390)        $(441)           $(831)              $ (146)       $  (106)         $  (252)
                                        -----         -----            -----               ------        -------          -------

Increase (decrease) in net
 interest income..............          $ 791         $ 146            $ 937               $1,066        $   (66)         $ 1,000
                                        =====         =====            =====               ======        =======          =======


                                                Year Ended December 31,

                                     -------------------------------------------
                                                    1995 vs. 1994
                                     -------------------------------------------
                                              Increase
                                         (Decrease) due to
                                     --------------------------
                                                                       Total
                                                                      Increase
                                        Rate          Volume         (Decrease)
                                        ----          ------         ----------
                                                   (In thousands)
Interest-earning assets:
 Loans receivable.............       $   33           $  560           $  593
 Securities available for
  sale........................           (1)              27               26
 Securities held to
  maturity....................          553              491            1,044
 Other interest-earning
  assets......................          650             (275)             375
                                     ------           ------           ------
  Total interest-
   earning assets.............       $1,235           $  803           $2,038
                                     ------           ------           ------

Interest-bearing liabilities:
 Deposits.....................       $1,731           $  538           $2,269
 Borrowings...................           --               --               --
                                     ------           ------           ------
  Total interest-
   bearing liabilities........       $1,731           $  538           $2,269
                                     ------           ------           ------

Increase (decrease) in net
 interest income..............       $ (496)          $  265           $ (231)
                                     ======           ======           ======


                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement with respect to Common Stock offered hereby. This Prospectus Supplement does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov."

     The Bank has filed with the OTS an Application for Conversion. This document omits certain information contained in such application. The Application for Conversion can be inspected, without charge, at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and at the office of the OTS Regional Director, Central Regional Office, at 200 West Madison Street, Suite 1300, Chicago, Illinois 60606.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information shall not be relied upon as having been authorized by the Company, the Bank or Investment Bank Services, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or the Bank since any of the dates as of which information is furnished herein or since the date hereof.


                                ---------------


                               TABLE OF CONTENTS


                                                              Page
                                                              ----
Results of the Special Meeting of Members and the
  Subscription and Community Offerings......................     3
Amended Valuation Range.....................................     3
Additional Risk Factors.....................................     4
Extension of Time Period to Complete
  the Conversion............................................     6
Subscription by the ESOP....................................     6
Limitations on Purchases of Common Stock....................     6
Use of Proceeds.............................................     8
Capitalization..............................................    10
Historical and Pro Forma Regulatory
  Capital Compliance........................................    12
Pro Forma Data..............................................    14
Proposed Management Purchases...............................    19
Market for the Common Stock.................................    20
Recent Selected Financial Information and Other Data........    21
Statements of Financial Condition as of September 30, 1997
  (unaudited) and December 31, 1996.........................    23
Statements of Income for the Three and Nine Months Ended
  September 30, 1997 AND 1996 (unaudited)...................    24
Statements of Equity for the Nine Months Ended
  September 30, 1997 AND 1996 (unaudited)...................    25
Statements of Cash Flows for the Nine Months Ended
  September 30, 1997 AND 1996 (unaudited)...................    26
Notes to Financial Statements (unaudited)...................    27
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................    30


          Until _________, 1998 (90 days after the date of this Prospectus Supplement), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                              HOPFED BANCORP, INC.
        (Proposed Holding Company for Hopkinsville Federal Savings Bank)
                                     (LOGO)



                             Up to 3,507,500 Shares



                                  COMMON STOCK





                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------



                         Investment Bank Services, Inc.

                           Friedman, Billings, Ramsey
                                  & Co., Inc.



                               December __, 1997